Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 25, 2003

AMONG

RIVERWOOD HOLDING, INC.,

RIVERWOOD ACQUISITION SUB LLC

AND

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

i

(continued)

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LIST OF EXHIBITS

Exhibit	Title

1(a)	Form of Riverwood Shareholders Written Consent
1(b)	Form of Voting Agreement
1(c)	Executives Executing New Employment Agreements
1.5	Form of Restated Certificate of Incorporation of Riverwood
1.6	Form of Bylaws of Riverwood
1.7(a)	Directors of Riverwood
1.7(b)	Officers of Riverwood
5.11	Form of Affiliate Agreement

     AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2003 (this “Agreement”), among RIVERWOOD HOLDING, INC., a Delaware corporation (“Riverwood”), RIVERWOOD ACQUISITION SUB LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Riverwood (“Merger Sub”), and GRAPHIC PACKAGING INTERNATIONAL CORPORATION, a Colorado corporation (the “Company” and together with Riverwood and Merger Sub, the “parties”).

W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of the Company and Riverwood deem it advisable and in the best interests of each corporation and its respective stockholders that the Company and Riverwood engage in a business combination in order to advance the long-term strategic business interests of the Company and Riverwood;

     WHEREAS, the combination of the Company and Riverwood shall be effected by the terms of this Agreement through a merger as outlined below (the “Merger”);

     WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Riverwood have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Riverwood or directly or indirectly by the Company, together with the associated Company Rights (as defined in Section 3.2(b)) will be converted into the right to receive shares of Riverwood Common Stock (as defined in Section 5.14) as set forth in Section 1.8;

     WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Riverwood (the “Riverwood Stockholders”) have given their written consent, dated as of March 24, 2003, in the form of Exhibit 1(a) pursuant to which the Riverwood Stockholders have approved, among other things, the adoption of this Agreement;

     WHEREAS, as a condition and inducement to Riverwood’s willingness to enter into this Agreement, Riverwood and certain stockholders of the Company (the “Family Stockholders”) are entering into an agreement, dated as of the date hereof, in the form of Exhibit 1(b) (the “Voting Agreement”) pursuant to which the Family Stockholders have agreed, among other things, (i) to vote their shares of Company Common Stock and of 10% Series B Convertible Preferred Stock, stated value $100.00 per share, of the Company (the “Company Convertible Preferred Stock”) in favor of the adoption of this Agreement and (ii) to convert their shares of Company Convertible Preferred Stock into

Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”);

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (each, a “Treasury Regulation”), and by executing this Agreement the parties hereby adopt this Agreement as a plan of reorganization for purposes of
Section  368(a) of the Code and the Treasury Regulations promulgated thereunder;

     WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the executives of the Company listed on
Exhibit 1(c) is executing and delivering an employment agreement with the Company (each, a “New Employment Agreement”); and

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Stephen M. Humphrey is executing and delivering a Second Amended and Restated Employment Agreement with Riverwood.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Voting Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “Delaware LLC Act”), the Colorado Business Corporation Act (“CBCA”) and the Colorado Corporations and Associations Act (together with the Delaware LLC Act and the CBCA, the “Applicable Company Laws”), the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving company (the “Surviving Company”).

     Section 1.2 Closing. Upon the terms and subject to the conditions set forth in Article VI, and the termination rights set forth in Article VII, the closing of the Merger (the “Closing”) will take place as promptly as practicable (but no later than the third Business Day) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions) set forth in

Article VI, unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, 10022, unless another place is agreed to in writing by the parties.

     Section 1.3 Effective Time. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file certificates of merger (the “Certificates of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the Applicable Company Laws and (ii) make all other filings or recordings required under the Applicable Company Laws. The Merger shall become effective at such time as the Certificates of Merger are duly filed with the Delaware Secretary of State and the Colorado Secretary of State or at such subsequent time as Riverwood and the Company shall agree and as shall be specified in the Certificates of Merger (the date and time the Merger becomes effective being the “Effective Time”).

     Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the Applicable Company Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.

     Section 1.5 Certificate of Incorporation of Riverwood; Certificate of Formation of Merger Sub. At the Effective Time, (i) the Certificate of Incorporation of Riverwood shall be amended and restated in its entirety to be in the form of Exhibit 1.5 and (ii) the Certificate of Formation of Merger Sub shall be the Certificate of Formation of the Surviving Company.

     Section 1.6 Bylaws of Riverwood; LLC Agreement of Merger Sub. At the Effective Time, (i) the bylaws of Riverwood shall be amended and restated to be in the form of Exhibit 1.6 and (ii) the Limited Liability Company Agreement of Merger Sub (the “LLC Agreement”) shall be the LLC Agreement of the Surviving Company.

     Section 1.7 Officers and Directors of Riverwood; Governance of Merger Sub. From and after the Effective Time, (i) until successors are duly elected or appointed and qualified in accordance with applicable law, (A) the directors of Riverwood shall be comprised in accordance with Exhibit 1.7(a) and (B) the officers of Riverwood shall be the individuals listed on Exhibit 1.7(b) and (ii) the Surviving Company shall be governed and managed as a sole member limited liability company in accordance with the LLC Agreement, and Riverwood shall be the sole member of the Surviving Company.

     Section 1.8 Effect on Capital Stock.

     (a)  At the Effective Time, and after giving effect to the Stock Split described in Section 5.14, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Riverwood or Merger Sub or held by the Company, all of which shall be canceled as provided in Section 1.8(c)), together with the associated Company Rights, shall be converted into one validly issued, fully paid and non-assessable share of Riverwood Common Stock (the “Exchange Ratio”) and the associated Riverwood Rights (as defined in Section 5.14) (together with any cash in lieu of fractional shares of Riverwood Common Stock to be paid pursuant to Section 2.5, the “Merger Consideration”).

     (b)  As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (together with the associated Company Rights) and Company Convertible Preferred Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and (i) each beneficial owner of uncertificated book entry shares which immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock (the “Book Entry Shares”) and (ii) each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock (“Common Certificates”) or of Company Convertible Preferred Stock (“Preferred Certificates” and together with the Common Certificates and the Book Entry Shares, the “Certificates”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock (together with the associated Company Rights) or Company Convertible Preferred Stock, respectively, except as provided herein or by law.

     (c)  Each share of Company Common Stock and Company Convertible Preferred Stock owned by Riverwood, Merger Sub or any other wholly-owned Subsidiary of Riverwood or held by the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Riverwood or other consideration shall be delivered in exchange therefor.

     Section 1.9 Company Stock Options and Other Equity-Based Awards.

     (a)  Each Company Stock Option (as defined in Section 3.2(b)) that remains outstanding immediately prior to the Effective Time (other than any such Company Stock Option that, in accordance with the terms thereof is to be converted into a right to receive a cash payment from the Company) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable to such Company Stock Option (but taking into account any changes thereto provided for in the applicable

Company Stock Incentive Plan (as defined in Section 3.2(b)(ii)), any applicable employment agreement (including change in control agreements or provisions) or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Riverwood Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Riverwood Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, the Company will take all actions necessary such that all Company Stock Options outstanding prior to the Effective Time under the Company Stock Incentive Plans are treated in accordance with the immediately preceding sentences.

     (b)  Each restricted share of Company Common Stock granted pursuant to a Company Stock Incentive Plan that remains outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into a number of shares of Riverwood Common Stock equal to the product of (i) the number of shares subject to the award and (ii) the Exchange Ratio; and the number of shares of Riverwood Common Stock as so determined shall be delivered to the holder of each such award as soon as practicable following the Effective Time. Such converted awards shall otherwise be subject to the same terms, conditions and, except as may otherwise have been agreed to by the Company and the holder thereof, restrictions, if any, as were applicable to such awards under the relevant Company Stock Incentive Plan (but taking into account any changes thereto provided for in the applicable Company Stock Incentive Plan by reason of this Agreement or the transactions contemplated hereby). Notwithstanding the foregoing, with respect to any such restricted shares of the Company Common Stock held by (i) the executives of the Company listed on Schedule 3.2(q) of the Company Disclosure Schedule (other than those listed in Exhibit 1(c) of the Merger Agreement), such restricted shares shall be fully vested as of the Effective Time, and (ii) the executives of the Company listed on Exhibit 1(c) hereto, such restricted shares shall be converted into restricted stock units of Riverwood in accordance with the terms of the New Employment Agreements.

     (c)  Prior to the Closing, Riverwood shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Riverwood Common Stock for delivery upon exercise of Company Stock Options or in connection with restricted shares or in connection with the settlement of stock accounts in accordance with this Section 1.9 or in connection with any other Company Benefit Plan (as defined in Section 8.11) for which shares of Riverwood Common Stock are required to be reserved for issuance.

     (d)  At the Effective Time, the Surviving Company shall promptly pay all cash severance, excise taxes and gross-up payments and provide the other benefits and perform the other obligations under the employment agreements listed on Schedule 3.2(q) of the Company Disclosure Schedule to which the Company is a party with respect to the individuals listed on such Schedule whose employment terminates upon the Effective Time.

     Section 1.10 Certain Adjustments. If, except as provided in Section 5.14, between the date of this Agreement and the Effective Time, the outstanding Riverwood Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     Section 1.11 Associated Rights. References in Article I and Article II of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Company Rights and references in Article I and Article II of this Agreement to Riverwood Common Stock shall include, unless the context requires otherwise, the associated Riverwood Rights.

ARTICLE II

EXCHANGE OF CERTIFICATES

     Section 2.1 Exchange Fund. Prior to the Effective Time, Riverwood shall appoint a commercial bank or trust company to act as exchange agent hereunder (which entity shall be reasonably acceptable to the Company) for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Riverwood shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Riverwood Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock. Riverwood agrees to make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Riverwood Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”.

     Section 2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each holder of record of a

Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Riverwood may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor in the case of holders of Common Certificates (A) one or more shares of Riverwood Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, consisting of cash in lieu of any fractional shares of Riverwood Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Riverwood Common Stock evidencing, in the aggregate, the proper number of shares of Riverwood Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Riverwood Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     Section 2.3 Distributions with Respect to Unexchanged Shares; Voting.

     (a)  All shares of Riverwood Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Riverwood in respect of Riverwood Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided, that no dividends or other distributions declared or made in respect of the Riverwood Common Stock with a record date that is 180 days or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Riverwood Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Riverwood Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Riverwood Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Riverwood Common Stock.

     (b)  For a period of one year following the Closing, holders of unsurrendered Certificates shall be entitled to vote at any meeting of Riverwood stockholders the number of whole shares of Riverwood Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

     Section 2.4 No Further Ownership Rights in Company Common Stock. All shares of Riverwood Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

     Section 2.5 No Fractional Shares of Riverwood Common Stock.

     (a)  No certificates or scrip or shares of Riverwood Common Stock representing fractional shares of Riverwood Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Riverwood or a holder of shares of Riverwood Common Stock.

     (b)  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Riverwood Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Riverwood Common Stock multiplied by (ii) the closing price for a share of Riverwood Common Stock as reported on the New York Stock Exchange, Inc. (“NYSE”) Composite Transactions Tape on the first trading day following the date on which the Effective Time occurs.

     (c)  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Riverwood, and Riverwood shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Riverwood or otherwise on the instruction of Riverwood, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Riverwood for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Riverwood Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Riverwood Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

     Section 2.7 No Liability. None of Riverwood, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Riverwood on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article I and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Riverwood.

     Section 2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Riverwood Common Stock to which such holders are entitled pursuant to Section 2.5, and unpaid dividends and distributions on shares of Riverwood Common Stock to which such holders are entitled pursuant to Section 2.3, as the case may be, deliverable in respect thereof, pursuant to this Agreement.

     Section 2.10 Withholding Rights. Riverwood and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Riverwood and the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Options or any other equity rights in the Company, as the case may be, in respect of which such deduction and withholding was made by Riverwood and the Exchange Agent.

     Section 2.11 Further Assurances. After the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

     Section 2.12 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Riverwood for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Riverwood Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

     Section 2.13 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Riverwood Common Stock or cash shall be delivered to a Person who may be deemed an “affiliate” of the Company in accordance with Section 5.11 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.11) to Riverwood.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     Section 3.1 Representations and Warranties of Riverwood. Except as set forth in the Riverwood disclosure schedule delivered by Riverwood to the Company prior to the execution of this Agreement (the “Riverwood Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure set forth in the Riverwood Disclosure Schedule is readily applicable to such other representation or warranty), Riverwood represents and warrants to the Company as follows:

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of Riverwood and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Riverwood, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood. The copies of the certificate of incorporation and bylaws of Riverwood which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) Exhibit 21 to Riverwood’s Annual Report on Form 10-K for the year ended December 31, 2001 (“Riverwood Exhibit 21”) includes all the Subsidiaries of Riverwood which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Riverwood Exhibit 21, owned directly or indirectly by Riverwood, free and clear of all Liens (as defined in Section 8.11) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Riverwood SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, neither Riverwood nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Riverwood and its Subsidiaries taken as a whole.

(b) Capital Structure.

(i) As of December 31, 2002, the authorized capital stock of Riverwood consisted of (A) 9,000,000 shares of Class A Common Stock, par value $0.01 (“Riverwood Class A Common Stock”), of which 7,063,930 shares were outstanding and no shares were held in the treasury of Riverwood and (B) 3,000,000 shares of Class B Common Stock, par value $0.01 (“Riverwood Class B Common Stock”), of which 500,000 shares were outstanding and no shares were held in the treasury of Riverwood. As of the Effective Time and prior to the issuance of the Merger Consideration, the Restated Certificate of Incorporation (as defined in Section 5.14) shall have become effective, the Stock Split shall have occurred and the authorized capital stock of Riverwood shall consist of (x) 500,000,000 shares of Riverwood Common Stock, of which 114,910,485 shares shall be outstanding and no shares will be held in the treasury of Riverwood and (y) 50,000,000 shares of Riverwood Preferred Stock a portion of which shares shall have been designated Series A Junior Preferred Stock.

(ii) Since December 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of Riverwood or any other securities of Riverwood other than as contemplated by Section 5.14 and issuances of shares of Riverwood’s common stock pursuant to options or rights outstanding as of December 31, 2002 under the Benefit Plans (as defined in Section 8.11) of Riverwood. All issued and outstanding shares of the capital stock of Riverwood are, and when shares of Riverwood Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.9, such shares will be, duly authorized, validly issued fully paid and non-assessable and free of any preemptive rights. There were outstanding as of December 31, 2002 no options, warrants or other rights to acquire capital stock from Riverwood other than options, restricted stock units and other rights under the Riverwood 2003 Long-Term Incentive Plan, the Riverwood 2002 Stock Incentive Plan, the Riverwood Stock Incentive Plan, the Riverwood 1999 Long-Term Incentive Plan and the Riverwood Supplemental Long-Term Incentive Plan (collectively, the “Riverwood Stock Incentive Plans”). Section 3.1(b) of the Riverwood Disclosure Schedule sets forth a complete and correct list, as of December 31, 2002, of the number of shares of Riverwood Common Stock subject to Riverwood Stock Options or other rights to purchase or receive Riverwood Common Stock granted under the Riverwood Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Riverwood have been issued or granted since December 31, 2002 to the date of this Agreement.

(iii) No bonds, debentures, notes or other indebtedness of Riverwood having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Riverwood may vote (“Riverwood Voting Debt”) are issued or outstanding.

(iv) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8, Section 1.9 and Section 5.14, as of the date of this Agreement, there are no securities, options, warrants, calls, rights commitments, agreements, arrangements or undertakings of any kind to which Riverwood or any of its Subsidiaries is a party or by which any of them is bound obligating Riverwood or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Riverwood or any of its Subsidiaries or obligating Riverwood or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Riverwood or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Riverwood or any of its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Riverwood or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of

Riverwood based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause Riverwood or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of Riverwood or its Subsidiaries.

(c) Authority; No Conflicts.

(i) Riverwood has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly adopted and the transactions contemplated hereby have been duly authorized by the shareholders of Riverwood. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Riverwood. This Agreement has been duly executed and delivered by Riverwood and constitutes a valid and binding agreement of Riverwood, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement by Riverwood does not or will not, as the case may be, and the consummation by Riverwood of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (as defined in Section 3.1(o)) (any such conflict, violation default, right of termination, amendment, cancellation or acceleration loss or creation, a “Violation”) pursuant to: (A) any provision of the certificate of incorporation or bylaws of Riverwood or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of Riverwood, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood, or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Riverwood or any Subsidiary of Riverwood or their respective properties or assets.

(iii) No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any supranational, national state, municipal, local or foreign government, any instrumentality subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”), is required by or with respect to Riverwood or any Subsidiary of Riverwood in connection with the execution and delivery of this Agreement by Riverwood or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) state securities or “blue sky” laws (the “Blue Sky Laws”), (C) the Securities Act, (D) the Exchange Act, (E) the Applicable Company Laws with respect to the filing of the Certificate of Merger and related documents, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws, of the European Union or other jurisdictions and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood. Consents, approvals, orders, authorizations registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as “Necessary Consents.”

(d) Reports and Financial Statements.

(i) Riverwood has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the “Riverwood SEC Reports”). No Subsidiary of Riverwood is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Riverwood SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Each of the financial statements (including the related notes and schedules) included or incorporated by reference in the Riverwood SEC Reports presents fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of Riverwood and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Riverwood SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Riverwood SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the Riverwood SEC Reports filed prior to the date hereof or in the draft dated March 21, 2003 of Riverwood’s Annual Report on Form 10-K for the year ended December 31, 2002 provided to the Company prior to the date hereof (the “2002 Draft 10-K”), Riverwood and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Riverwood and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood. The 2002 Draft 10-K is in substantially final form, and will be filed with the SEC in such form, except as disclosed in Schedule 3.1(d)(ii) of the Riverwood Disclosure Schedule.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Riverwood for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, (B) the Company Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to the Company stockholders or at the time of the Company Stockholders Meeting (as defined in Section 5.1), or (C) any preliminary or final offering circular or memorandum for any debt securities offered or issued as part of a financing (as contemplated by Section 6.1(h)), as of the date thereof and (in the case of any such final offering circular or memorandum) as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Company Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Riverwood with respect to statements made or incorporated by reference in the Form S-4 or the Company Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

(f) Board Approval. The Board of Directors of Riverwood, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Riverwood Board Approval”), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Riverwood and its stockholders and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

(g) Vote Required. The only votes necessary to consummate the transactions contemplated hereby are (i) the affirmative vote of the holders of a majority of the outstanding shares of Riverwood Class A Common Stock in favor of the adoption of this Agreement and (ii) the affirmative votes of a majority of the outstanding shares of Riverwood Class A Common Stock and Riverwood Class B Common Stock, each voting separately as a class, in favor of the approval of the Restated Certificate of Incorporation, which adoption and approvals were obtained by a written consent of the shareholders of Riverwood dated as of March 24, 2003.

(h) Litigation; Compliance with Laws.

(i) Except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively “Actions”) pending or, to the knowledge of Riverwood, threatened, against or affecting Riverwood or any Subsidiary of

Riverwood which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Riverwood, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Riverwood or any Subsidiary of Riverwood which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Riverwood.

(ii) Except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on Riverwood, Riverwood and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Riverwood and its Subsidiaries, taken as a whole (the “Riverwood Permits”). Riverwood and its Subsidiaries are in compliance with the terms of the Riverwood Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood. Except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, neither Riverwood nor any of its Subsidiaries is in violation of, and Riverwood and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood.

(i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since December 31, 2002, (i) Riverwood and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of Riverwood’s capital stock; (iii) there has not been any action taken by Riverwood or any of its Subsidiaries during the period from December 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1; and (iv) except as required by GAAP, there has not been any change by Riverwood in accounting principles, practices or methods. Except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, since December 31, 2002, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Riverwood.

(j) Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Riverwood, except Goldman, Sachs & Co. and Clayton, Dubilier & Rice, Inc.

(k) Opinion of Riverwood Financial Advisor. Riverwood has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Riverwood from a financial point of view.

(l) Employee Benefit Plans and Related Matters; ERISA.

(i) Employee Benefit Plans. Schedule 3.1(l)(i) of the Riverwood Disclosure Schedule sets forth a complete and correct list of each Riverwood Benefit Plan. With respect to each such Riverwood Benefit Plan, Riverwood has provided or made available to the Company complete and correct copies of: (A) such Riverwood Benefit Plan, if written, or a description of such Riverwood Benefit Plan if not written, and (B) to the extent applicable, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any employee benefit plan sponsored by Riverwood, and all schedules thereto; the most recent IRS determination letter; all current summary plan descriptions; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication); any actuarial study of any post-employment life or medical benefits provided under any such Benefit Plan; all current employee handbooks and manuals; statements or other communications regarding withdrawal or other multiemployer plan liabilities or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by Riverwood, if any; and all amendments and modifications to any such document. None of Riverwood or any of its Subsidiaries has communicated to any current or former employee thereof any intention or commitment to modify any Riverwood Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(ii) Qualification. Each Riverwood Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status. All amendments and actions required to bring each Riverwood Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken, except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing Date and (B) are disclosed on Schedule 3.1(l)(ii) of the Riverwood Disclosure Schedule.

(iii) Compliance; Liability.

(A) None of Riverwood, any of its Subsidiaries or any Riverwood Related Person would be liable for any material amount pursuant to section 4062, 4063 or 4064 of ERISA if any Riverwood Benefit Plan that is subject to Title IV of ERISA (a “Riverwood Title IV Plan”) were to terminate as of the date hereof. Each Riverwood Benefit Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Riverwood Benefit Plan has incurred an “accumulated funding deficiency” within the meaning of such sections, whether or not waived. As of the last day of the most recently ended fiscal year of each Riverwood Title IV Plan, the “projected benefit obligations” (within the meaning of the Financial Accounting Standards Board Statement No. 87) under each such Riverwood Benefit Plan did not exceed the fair market value of the assets of each such Riverwood Benefit Plan allocable to such “projected benefit obligations,” determined on the basis of the actuarial assumptions contained in the actuarial report prepared for such fiscal year of each such Riverwood Benefit Plan.

(B) None of Riverwood, any of its Subsidiaries or any Riverwood Related Person has been involved in any transaction that could cause Riverwood or any of its Subsidiaries to be subject to liability under section 4069 or 4212 of ERISA. None of Riverwood, any of its Subsidiaries or any Riverwood Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the knowledge of Riverwood, no event, transaction or condition has occurred or exists that could result in any such liability to Riverwood, any of its Subsidiaries or any Riverwood Related Person. All contributions and premiums required to have been paid by Riverwood, any of its Subsidiaries or any Riverwood Related Person to any Riverwood Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable law, except to the extent failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

(C) Each of the Riverwood Benefit Plans has been operated and administered in all material respects in compliance with its terms, all applicable laws and all applicable collective bargaining agreements. There are no material pending or threatened claims by or on behalf of any participant in any of the Riverwood Benefit Plans, or otherwise involving any such Riverwood Benefit Plan or the assets of any Riverwood Benefit Plan, other than routine claims for benefits. The Riverwood Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, domestic or foreign, and no matters are pending with respect to a Riverwood Benefit Plan under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

(D) No Riverwood Benefit Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(E) No person is or will become entitled to post-employment benefits of any kind by reason of employment with Riverwood or any of its Subsidiaries, including, but not limited to, death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code or (y) retirement benefits payable under any Riverwood Benefit Plan qualified under section 401(a) of the Code. The entering into this Agreement or the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of Riverwood or any of its Subsidiaries and no payment or deemed payment by Riverwood or any of its Subsidiaries will arise or be made as a result of the entering into of this Agreement or the consummation of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code.

(F) Riverwood has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under the Riverwood Benefit Plans, except where a failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

(m) No Restrictions on the Merger; Takeover Statutes. The Board of Directors of Riverwood has taken all necessary action to render Section 203 of the Delaware General Corporation Law, and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of Riverwood or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated hereby.

(n) Environmental Matters.

(i) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood and except as disclosed in the current Riverwood SEC Reports, (i) the operations of Riverwood and its Subsidiaries have been and are in compliance with all Environmental Laws and the Riverwood and its Subsidiaries are in possession of and in compliance with all licenses, permits and authorizations required by applicable Environmental Laws, (ii) there are no pending or threatened Environmental Claims under or pursuant to Environmental Laws against Riverwood or its Subsidiaries or involving any real property currently or formerly owned, operated or leased by Riverwood or its Subsidiaries, (iii) Riverwood and its Subsidiaries have not incurred any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Riverwood or its Subsidiaries or operations thereon would reasonably be expected to result in such Environmental Liabilities, (iv) all real property currently owned or operated by Riverwood or its Subsidiaries is free of contamination from Hazardous Materials that requires investigation or remedial action pursuant to applicable Environmental Laws, (v) no work, repair, construction or capital expenditure is required or planned pursuant to, or to comply with, any Environmental Law and (vi) Riverwood has provided the Company with all material environmental documentation, including all material environmental site assessments, compliance audits, studies, correspondence with environmental regulatory authorities and allegations of noncompliance or liability in its possession, custody or control.

(ii) For purposes of this Section 3.1(n) and Section 3.2(n) the following terms shall have the following meanings:

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, directives, orders, claims, liens, investigations, requests for information, proceedings, or notices of noncompliance or violation (written or oral) by any person (including, without limitation, any governmental authority) alleging liability or potential liability arising out of, based on or resulting from (A) the presence, release or disposal, or threatened release or disposal, of any Hazardous Materials at any location, (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or permit thereunder or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from exposure to or the presence, release, or disposal or threat thereof of any Hazardous Materials.

“Environmental Law” means any applicable law, regulation, code, order, judgment, decree, injunction or any other requirement of law (including common law) promulgated by any Governmental Entity (A) for the protection of human health or the environment (including air, water, soil and natural resources) or (B) regulating the use, storage, handling, transport, treatment, disposal, release or threatened release of any Hazardous Material.

“Hazardous Material” means any substance, material, chemical, pollutant or contaminant (A) listed, defined, designated or regulated pursuant to any applicable Environmental Law including, without limitation, petroleum products and byproducts, asbestos and polychlorinated biphenyls or (B) requiring investigation or remedial action under any Environmental Law.

“Environmental Liabilities” means all liabilities, obligations, claims, losses, damages, fines, penalties and sanctions arising under any Environmental Law or relating to the presence, release or threatened release of Hazardous Materials.

(o) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood and except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, (i) Riverwood and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of Riverwood, the use of any Intellectual Property by Riverwood and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Riverwood or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of Riverwood, no Person is challenging, infringing on or otherwise violating any right of Riverwood or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Riverwood or its Subsidiaries; and (iv) neither Riverwood nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Riverwood and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Riverwood or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any such jurisdiction; nonpublic information, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(p) Taxes.

(i) Riverwood and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Riverwood. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to have so paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Riverwood. All Taxes required to be withheld by Riverwood and each of its Subsidiaries have been timely withheld and paid to the proper taxing authority, except to the extent that any failure to have so withheld or paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Riverwood.

(ii) The most recent financial statements contained in the Riverwood SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by Riverwood and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements, except to the extent that the failure to have so reserved would not, individually or in the aggregate, reasonably be expected to have a Material Adverse effect on Riverwood. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Riverwood or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood.

(iii) The Federal income Tax Returns of Riverwood and each of its Subsidiaries consolidated in such Returns for all years through 1998 either have been examined by and settled with the United States Internal Revenue Service or the statutes of limitation for assessment of deficiency with respect thereto have expired. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable and for Taxes being contested in good faith) on the assets of Riverwood or any of its Subsidiaries. Neither Riverwood nor any of its Subsidiaries is bound by any Tax sharing agreements with third parties.

(v) For purposes of this Agreement:

(A) “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

(B) “Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

(q) Certain Contracts. Other than the contracts or agreements of Riverwood included as exhibits to Riverwood’s Annual Report on Form 10-K for the year ended December 31, 2001, and contracts or agreements between

Riverwood and its wholly owned Subsidiaries or between wholly owned Subsidiaries of Riverwood, Schedule 3.1(q) of the Riverwood Disclosure Schedule lists each of the following contracts and agreements to which Riverwood or any of its Subsidiaries is a party or by which any of them is bound (contracts and agreements of the types described below being “Riverwood Identified Contracts”), in each case as such Riverwood Identified Contract is in effect on the date hereof:

(i) contracts and agreements for the purchase of inventories, goods or other materials by, or for the furnishing of services to, Riverwood or any of its Subsidiaries that (A) require annual payments by Riverwood or any of its Subsidiaries in excess of $2,000,000 and (B) have a term of one year or more and are not terminable by Riverwood or the Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

(ii) contracts and agreements for the sale of inventories, goods or other materials, or for the furnishing of services, by Riverwood or any of its Subsidiaries that (A) require annual payments to Riverwood or any of its Subsidiaries in excess of $500,000 (except, in the case of contracts and agreements for the sale of open market coated board, in excess of $1,000,000) and (B) have a term of one year or more and are not terminable by Riverwood or any Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

(iii) manufacturer’s representative, sales agency and distribution contracts and agreements that (A) have a term of one year or more and are not terminable by Riverwood or any Subsidiary party thereto, as the case may be, on notice of six months or less without penalty, or (B) are otherwise material;

(iv) contracts and agreements (A) governing the terms of indebtedness, or guarantees of indebtedness, of, or secured by assets of, Riverwood or any of its Subsidiaries in excess of $2,000,000 principal amount in the aggregate, or (B) governing the terms of “synthetic” or capital leases pursuant to which Riverwood or any of its Subsidiaries has financial obligations in excess of $2,000,000 or (C) providing for all obligations of Riverwood and its Subsidiaries in respect of interest rate swap or similar agreements, commodity swaps or options or similar agreements or foreign currency hedge, exchange or similar agreements or any other derivative instrument (other than any such agreement involving a notional amount of less than $50,000);

(v) contracts and agreements for the direct or indirect benefit of (x) the stockholders of Riverwood or (y) any of the affiliates of the stockholders of Riverwood (other than Riverwood and its Subsidiaries and their respective officers and directors in their capacities as such);

(vi) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of Riverwood or any of its Subsidiaries;

(vii) contracts and agreements entered into since January 1, 1990 providing for the acquisition or disposition of assets having a value in excess of $5,000,000, other than sales or purchases of inventories in the ordinary course of business and sales of obsolete equipment;

(viii) all leases, subleases, licenses and other agreements relating to or constituting real property, each with a term of one year or more and an annual payment obligation in excess of $250,000;

(ix) joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses;

(x) contracts and agreements governing the terms of indebtedness of third parties (A) owed to Riverwood or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $250,000 in the aggregate made to employees of Riverwood or any of its Subsidiaries, by Riverwood or such Subsidiary in the ordinary course of business consistent with past practice, or (B) to or guaranteed by Riverwood or any of its Subsidiaries;

(xi) contracts and agreements prohibiting or materially restricting the ability of Riverwood or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person, other than (A) distribution (including independent sales representative) contracts and agreements listed on Schedule 3.1(q) of the Disclosure Schedule or that have a term of less than one year or are terminable by Riverwood or any Subsidiary of Riverwood party thereto, as the case may be, on notice of six months or less without penalty, and, in each case, which are not material to Riverwood and its Subsidiaries taken as a whole and (B) supplier and customer agreements relating to non-disclosure of confidential information of the other party which are not material to Riverwood and its Subsidiaries taken as a whole.

(xii) contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of Riverwood or any of its Subsidiaries (other than contracts and agreements providing for payments of less than $250,000 in the aggregate); and

(xiii) contracts and agreements that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of Riverwood and its Subsidiaries taken as a whole.

     Each contract or agreement to which Riverwood or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither Riverwood nor any of its Subsidiaries, nor, to the knowledge of Riverwood, any other Person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Riverwood or any of its Subsidiaries, or, to the knowledge of Riverwood, any other Person, except for such failures to be in full force and effect and such breaches and defaults as individually and in the aggregate would not have or result in a Material Adverse Effect on Riverwood.

(r) Labor Matters.

(i) Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on Riverwood, Riverwood is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices.

(ii) None of Riverwood and its Subsidiaries is a party to or bound by and none of their employees is subject to any collective bargaining agreement relating to the terms and conditions of employment for any group of employees (any such agreement, memorandum or document, a “Collective Bargaining Agreement”), and there are no labor unions or other organizations representing or, to the actual knowledge of Riverwood purporting to represent, any employees employed by any of Riverwood and its Subsidiaries. No labor union is currently engaged in or, to the actual knowledge of Riverwood, threatening, organizational efforts with respect to any employees of Riverwood or any of its Subsidiaries. Riverwood and its Subsidiaries are not in material breach of or default under any Collective Bargaining Agreement. Since January 1, 2000, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of Riverwood or any of its Subsidiaries. There are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the actual knowledge of Riverwood, threatened with respect to any employee of Riverwood or any of its Subsidiaries, other than as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood.

(s) Assets.

(i) Riverwood and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), necessary for the conduct of, or otherwise material to, their business and operations as they are currently conducted (the “Riverwood Assets”), other than Intellectual Property (which is the subject of Section 3.1(o)). Riverwood and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Riverwood Assets (other than Intellectual Property), including all such Riverwood Assets (other than Intellectual Property) reflected in Riverwood’s consolidated balance sheet for the nine months ended September 30, 2002 appearing in Riverwood’s Quarterly Report on Form 10-Q for such quarter (the “Riverwood Balance Sheet”) or acquired since such date (except as may have been disposed of since such date or as may be disposed of after the date hereof in accordance herewith in either case in the ordinary course of business consistent with past practice), in each case free and clear of any Lien, except Riverwood Permitted Liens (as defined below). Schedule 3.1(s)(i) of the Riverwood Disclosure Schedule sets forth a complete and correct list of each of the countries in which Riverwood Assets are located.

(ii) “Riverwood Permitted Liens” means (A) Liens reserved against or reflected in the Riverwood Balance Sheet, to the extent so reserved or reflected or described in the notes thereto, (B) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Riverwood’s books in accordance with GAAP, (C) those Liens set forth in Schedule 3.1(s)(ii) of the Riverwood Disclosure Schedule and (D) those Liens that, individually and in the aggregate with all other Riverwood Permitted Liens, do not and will not materially interfere with the use of the properties or assets of Riverwood and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect.

(t) Real Property.

(i) Schedule 3.1(t)(i) of the Riverwood Disclosure Schedule contains a complete and correct list of all Riverwood Owned Real Property (as defined in Section 3.1(t)(iii)) setting forth information sufficient to specifically identify such Riverwood Owned Real Property and the legal owner thereof. Riverwood and its Subsidiaries have good, valid and marketable fee simple title to the Riverwood Owned Real Property, free and clear of any Liens other than Riverwood Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Riverwood Owned Real Property, or any material portion thereof or interest therein. Each Riverwood Lease (as defined in Section 3.1(t)(iii)) grants the lessee under such lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Riverwood Permitted Liens. Each of Riverwood and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Riverwood Leases free and clear of any Liens other than Riverwood Permitted Liens. Each of Riverwood and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Riverwood Leases of its respective Riverwood Leased Real Property (as defined in Section 3.1(t)(iii)) free and clear of any Lien other than Riverwood Permitted Liens.

(ii) The Riverwood Real Property constitutes all the fee, leasehold and other interests in real property held by Riverwood and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of Riverwood and its Subsidiaries as it is currently conducted, except for any fee, leasehold or other interest acquired or disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement. The use and operation of the Riverwood Real Property in the conduct of the business of Riverwood and its Subsidiaries does not violate any instrument of record or agreement affecting the Riverwood Real Property, except for such violations as individually and in the aggregate would not have or result in a Material Adverse Effect. No current use by Riverwood and its Subsidiaries of the Riverwood Real Property is dependent on a nonconforming use or other governmental approval, the absence of which individually or in the aggregate would have or result in a Material Adverse Effect.

(iii) “Riverwood Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Riverwood or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of Riverwood and its

Subsidiaries as it is currently conducted. “Riverwood Leased Real Property” means all interests in real property pursuant to the Riverwood Leases. “Riverwood Owned Real Property” means the real property owned by Riverwood and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of Riverwood and its Subsidiaries as it is currently conducted. “Riverwood Real Property” means the Riverwood Owned Real Property and the Riverwood Leased Real Property.

(u) Insurance. Schedule 3.1(u) of the Riverwood Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained by or on behalf of any of Riverwood and its Subsidiaries as of the date hereof. Such policies are in full force and effect, and all premiums due thereon have been paid. Riverwood and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of Riverwood and its Subsidiaries.

(v) Affiliate Transactions. Schedule 3.1(v) of the Riverwood Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Riverwood or any of its Subsidiaries, on the one hand, and the Riverwood Group Shareholders (as defined in Section 8.11) or any of their affiliates (other than Riverwood or any of its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Riverwood and its Subsidiaries taken as a whole.

(w) Disclosure. No representation or warranty by Riverwood contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Riverwood to the Company or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect Riverwood uniquely) known to Riverwood that has not been disclosed by Riverwood to the Company that might reasonably be expected to have or result in a Material Adverse Effect on Riverwood.

     Section 3.2 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule delivered by the Company to Riverwood prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure set forth in the Company Disclosure Schedule is readily applicable to such other representation or warranty), the Company represents and warrants to Riverwood as follows:

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the certificate of incorporation and bylaws of the Company which were previously furnished or made available to Riverwood are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (“Company Exhibit 21”) includes all the Subsidiaries of the Company which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule
1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Company Exhibit 21, owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Company SEC Reports (as defined in Section 3.2(d)) filed prior to the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) Capital Structure.

(i) As of December 31, 2002, the authorized capital stock of the Company consisted of (A) 100,000,000 shares of Company Common Stock, of which 33,477,300 shares were outstanding and no shares were held in the treasury of the Company, (B) 20,000,000 shares of preferred stock, par value $0.01 per share, of which (x) 1,000,000 shares have been designated as Company Convertible Preferred Stock, all of which were outstanding and (y) 100,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of May 31, 2000, between the Company and Norwest Bank Minnesota, N.A. (the “Company Rights Agreement”).

(ii) Since December 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of shares of Company Common Stock (and accompanying Company Rights) pursuant to options or rights outstanding as of December 31, 2002 under the Benefit Plans of the Company. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 31, 2002 no options, warrants or other rights to acquire capital stock from the Company other than (x) Company Rights and (y) options to acquire capital stock of the Company representing in the aggregate the right to purchase 5,767,528 shares of Company Common Stock (collectively, the “Company Stock Options”) and 405,246 shares of restricted Company Common Stock under the Company Equity Incentive Plan, the Company Equity Compensation Plan for Non-Employee Directors and the Company’s Employee Stock Purchase Program (collectively, the “Company Stock Incentive Plans”). Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of December 31, 2002, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Incentive Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from the Company have been issued or granted since December 31, 2002 to the date of this Agreement.

(iii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Company Voting Debt”) are issued or outstanding.

(iv) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

(c) Authority; No Conflicts.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the articles of incorporation or bylaws of the Company or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

(iii) No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Reports and Financial Statements.

(i) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the “Company SEC Reports”). No

Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes and schedules) included or incorporated by reference in the Company SEC Reports presents fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Company Proxy

Statement/Prospectus will, on the date it is first mailed to the Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Company Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Company Proxy Statement/Prospectus based on information supplied by Riverwood for inclusion or incorporation by reference therein.

(f) Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of all directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company Stockholders Meeting.

(g) Vote Required. The affirmative votes (i) of the holders of two-thirds of the voting power of Company Common Stock (including the votes to which the holders of the Company Convertible Preferred Stock are entitled) and (ii) of the holders of two-thirds of the outstanding shares of Company Convertible Preferred Stock, voting separately as a class, to adopt this Agreement (collectively, the “Company Stockholder Approval”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to consummate the transactions contemplated hereby.

(h) Litigation; Compliance with Laws.

(i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Except as disclosed in the Company SEC Reports filed prior to the date of the Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

(i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.2, since December 31, 2002, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company’s capital stock, except for dividends or other distributions on its capital stock disclosed in Schedule 3.2(i) of the Company Disclosure Schedule; (iii) there has not been any action by the Company or any of its Subsidiaries during the period from December 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.2; and (iv) except as required by GAAP, there has not been any change by the Company in accounting principles, practices or methods. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2002, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(j) Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company, except Credit Suisse First Boston and Morgan Stanley.

(k) Opinion of the Company Financial Advisor. The Company has received the opinion of Credit Suisse First Boston, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of Company Common Stock, other than the Family Stockholders, from a financial point of view. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the payment associated with the Preferred Stock Conversion is fair to the Company, from a financial point of view.

(l) Employee Benefit Plans and Related Matters; ERISA.

(i) Employee Benefit Plans. Schedule 3.2(l) of the Company Disclosure Schedule sets forth a complete and correct list of each Company Benefit Plan. With respect to each such Company Benefit Plan, the Company has provided or made available to the Company complete and correct copies of: (A) such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and (B) to the extent applicable, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any employee benefit plan sponsored by the Company, and all schedules thereto; the most recent IRS determination letter; all current summary plan descriptions; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication); any actuarial study of any post-employment life or medical benefits provided under any such Benefit Plan; all current employee handbooks and manuals; statements or other communications regarding withdrawal or other multiemployer plan liabilities or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company, if any; and all amendments and modifications to any such document. None of the Company or any of its Subsidiaries has communicated to any current or former employee thereof any intention or commitment to modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(ii) Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status. All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken, except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing Date and (B) are disclosed on Schedule 3.2(l)(ii) of the Company Disclosure Schedule.

(iii) Compliance; Liability.

(A) None of the Company, any of its Subsidiaries or any Company Related Person would be liable for any material amount pursuant to section 4062, 4063 or 4064 of ERISA if any Company Benefit Plan that is subject to Title IV of ERISA (a “Company Title IV Plan”) were to terminate as of the date hereof. Each Company Benefit Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Company Benefit Plan has incurred an “accumulated funding deficiency” within the meaning of such sections, whether or not waived. As of the last day of the most recently ended fiscal year of each Company Title IV Plan, the “projected benefit obligations” (within the meaning of the Financial Accounting Standards Board Statement No. 87) under each such Company Benefit Plan did not exceed the fair market value of the assets of each such Company Benefit Plan allocable to such “projected benefit obligations,” determined on the basis of the actuarial assumptions contained in the actuarial report prepared for such fiscal year of each such Company Benefit Plan.

(B) None of the Company, any of its Subsidiaries or any Company Related Person has been involved in any transaction that could cause Company, any of its Subsidiaries or, following the Closing Riverwood or any Riverwood Related Person to be subject to material liability under section 4069 or 4212 of ERISA. None of Company, any of its Subsidiaries or any Company Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the knowledge of Company, no event, transaction or condition has occurred or exists that could result in any such liability to the Company, any of its Subsidiaries, any Company Related Person or, following the Closing Riverwood or any Riverwood Related Person. All contributions and premiums required to have been paid by the Company, any of its Subsidiaries or any Company Related Person to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable law, except to the extent failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

(C) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with its terms, all applicable laws and all applicable collective bargaining agreements. There are no material pending or threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits. The Company Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, domestic or foreign, and no matters are pending with respect to a Company Benefit Plan under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

(D) No Company Benefit Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(E) No person is or will become entitled to post-employment benefits of any kind by reason of employment with Company or any of its Subsidiaries, including, but not limited to, death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code or (y) retirement benefits payable under any Company Benefit Plan qualified under section 401(a) of the Code. The entering into this Agreement or the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries and no payment or deemed payment by Company or any of its Subsidiaries will arise or be made as a result of the entering into of this Agreement or the consummation of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code.

(F) The Company has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under the Company Benefit Plans, except where a failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

(m) No Restrictions on the Merger.

(i) The Board of Directors of the Company has taken all necessary action to render any potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated hereby.

(ii) The Company has taken all action so that the entering into of this Agreement, the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered. The Company has delivered to Riverwood a true and correct copy of the Company Rights Agreement.

(n) Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the current Company SEC Reports, (i) the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws and the Company and its subsidiaries are in possession of and in compliance with all licenses, permits and authorizations required by applicable Environmental Laws, (ii) there are no pending or threatened, Environmental Claims under or pursuant to Environmental Laws against the Company or its Subsidiaries or involving any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have not incurred any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon would reasonably be expected to result in such Environmental Liabilities, (iv) all real property currently owned or operated by the Company or its Subsidiaries is free of contamination from Hazardous Materials that requires investigation or remediation pursuant to applicable Environmental Laws, (v) no work, repair, construction or capital expenditure is required or planned pursuant to, or to comply with, any Environmental Law and (vi) the Company has provided Riverwood with all material environmental documentation, including all material environmental site assessments, compliance audits, studies, correspondence with environmental regulatory authorities and allegations of noncompliance or liability in its possession, custody or control.

(o) Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(p) Taxes.

(i) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to have so paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Taxes required to be withheld by the Company and each of its Subsidiaries have been timely withheld and paid to the proper taxing authority, except to the extent that any failure to have so withheld or paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(ii) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements, except to the extent that the failure to have so reserved would not, individually or in the aggregate, reasonably be expected to have a Material Adverse effect on the Company. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) The Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Returns for all years through 1998 either have been examined by and settled with the United States Internal Revenue Service or the statutes of limitation for assessment of deficiency with respect thereto have expired. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable and for Taxes being contested in good faith) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any Tax sharing agreements with third parties.

(q) Certain Contracts. Other than the contracts or agreements of the Company included as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and contracts or agreements between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries of the Company, Schedule 3.2(q) of the Company Disclosure Schedule lists each of the following contracts and agreements to which the

Company or any of its Subsidiaries is a party or by which any of them is bound (contracts and agreements of the types described below being “Company Identified Contracts”), in each case as such Company Identified Contract is in effect on the date hereof:

(i) contracts and agreements for the purchase of inventories, goods or other materials by, or for the furnishing of services to, the Company or any of its Subsidiaries that (A) require annual payments by the Company or any of its Subsidiaries in excess of $2,000,000 and (B) have a term of one year or more and are not terminable by the Company or the Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

(ii) contracts and agreements for the sale of inventories, goods or other materials, or for the furnishing of services, by the Company or any of its Subsidiaries that (A) require annual payments to Company or any of its Subsidiaries in excess of $500,000 and (B) have a term of one year or more and are not terminable by Company or any Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

(iii) manufacturer’s representative, sales agency and distribution contracts and agreements that (A) have a term of one year or more and are not terminable by the Company or any Subsidiary party thereto, as the case may be, on notice of six months or less without penalty, or (B) are otherwise material;

(iv) contracts and agreements (A) governing the terms of indebtedness, or guarantees of indebtedness, of, or secured by assets of, the Company or any of its Subsidiaries in excess of $2,000,000 principal amount in the aggregate, or (B) governing the terms of “synthetic” or capital leases pursuant to which the Company or any of its Subsidiaries has financial obligations in excess of $2,000,000 or (C) providing for all obligations of the Company and its Subsidiaries in respect of interest rate swap or similar agreements, commodity swaps or options or similar agreements or foreign currency hedge, exchange or similar agreements or any other derivative instrument (other than any such agreement involving a notional amount of less than $50,000);

(v) contracts and agreements for the direct or indirect benefit of (x) any Family Stockholder other than contracts and agreements that benefit all stockholders of the Company ratably or (y) any of the affiliates of any Family Stockholder (other than the Company and its Subsidiaries and their respective officers and directors in their capacities as such);

(vi) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Company or any of its Subsidiaries;

(vii) contracts and agreements entered into since January 1, 1990 providing for the acquisition or disposition of assets having a value in excess of $5,000,000, other than sales or purchases of inventories in the ordinary course of business and sales of obsolete equipment;

(viii) all leases, subleases, licenses and other agreements relating to or constituting real property, each with a term of one year or more and an annual payment obligation in excess of $250,000;

(ix) joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses;

(x) contracts and agreements governing the terms of indebtedness of third parties (A) owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $250,000 in the aggregate made to employees of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practice, or (B) to or guaranteed by the Company or any of its Subsidiaries;

(xi) contracts and agreements prohibiting or materially restricting the ability of the Company or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person, other than (A) distribution (including independent sales representative) contracts and agreements listed on Schedule 3.2(q) of the Company Disclosure Schedule or that have a term of less than one year or are terminable by the Company or any Subsidiary of the Company party thereto, as the case may be, on notice of six months or less without penalty, and, in each case, which are not material to the Company and its Subsidiaries taken as a whole and (B) supplier and customer agreements relating to non-disclosure of confidential information of the other party which are not material to the Company and its Subsidiaries taken as a whole.

(xii) contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of the Company or any of its Subsidiaries (other than contracts and agreements providing for payments of less than $250,000 in the aggregate); and

(xiii) contracts and agreements that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company and its Subsidiaries taken as a whole.

     Each contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other Person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, except for such failures to be in full force and effect and such breaches and defaults as individually and in the aggregate would not have or result in a Material Adverse Effect on the Company.

(r) Labor Matters.

(i) Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company, the Company is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices.

(ii) None of the Company and its Subsidiaries is a party to or bound by and none of their employees is subject to any Collective Bargaining Agreement, and there are no labor unions or other organizations representing or, to the actual knowledge of the Company purporting to represent, any employees employed by any of the Company and its Subsidiaries. No labor union is currently engaged in or, to the actual knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are not in material breach of or default under any Collective Bargaining Agreement. Since January 1, 2000, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of its Subsidiaries. There are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the actual knowledge of the Company, threatened with respect to any employee of the Company or any of its Subsidiaries, other than as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(s) Assets.

(i) The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), necessary for the conduct of, or otherwise material to, their business and operations as they are currently conducted (the “Company Assets”), other than Intellectual Property (which is the subject of Section 3.2(o)). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Company Assets (other than Intellectual Property), including all such Company Assets (other than Intellectual Property) reflected in the Company’s consolidated balance sheet for the fiscal year ended December 31, 2002 appearing in the Company’s Annual Report on Form 10-K for such year (the “Company Balance Sheet”) or acquired since such date (except as may have been disposed of since such date or as may be disposed of after the date hereof in accordance herewith in either case in the ordinary course of business consistent with past practice), in each case free and clear of any Lien (as defined below), except Company Permitted Liens (as defined below). Schedule 3.2(s)(i) of the Company Disclosure Schedule sets forth a complete and correct list of each of the countries in which Company Assets are located.

(ii) “Company Permitted Liens” means (A) Liens reserved against or reflected in the Company Balance Sheet, to the extent so reserved or reflected or described in the notes thereto, (B) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP, (C) those Liens set forth in Schedule 3.2(s)(ii) of the Company Disclosure Schedule and (D) those Liens that, individually and in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect.

(t) Real Property.

(i) Schedule 3.2(t)(i) of the Company Disclosure Schedule contains a complete and correct list of all Company Owned Real Property (as defined in Section 3.2(t)(iii)) setting forth information sufficient to specifically identify such

Company Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good, valid and marketable fee simple title to the Company Owned Real Property, free and clear of any Liens other than Company Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any material portion thereof or interest therein. Each Company Lease (as defined in Section 3.2(t)(iii)) grants the lessee under such lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Company Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Company Leases free and clear of any Liens other than Company Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Company Leases of its respective Company Leased Real Property (as defined in Section 3.2(t)(iii)) free and clear of any Lien other than Company Permitted Liens.

(ii) The Company Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted, except for any fee, leasehold or other interest acquired or disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement. The use and operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Company Real Property, except for such violations as individually and in the aggregate would not have or result in a Material Adverse Effect. No current use by the Company and its Subsidiaries of the Company Real Property is dependent on a nonconforming use or other governmental approval, the absence of which individually or in the aggregate would have or result in a Material Adverse Effect.

(iii) “Company Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted. “Company Leased Real Property” means all interests in real property pursuant to the Company Leases. “Company Owned Real Property” means the real property owned by the Company and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted. “Company Real Property” means the Company Owned Real Property and the Company Leased Real Property.

(u) Insurance. Schedule 3.2(u) of the Company Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date hereof. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of the Company and its Subsidiaries.

(v) Affiliate Transactions. Schedule 3.2(v) of the Company Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and the Family Stockholders or any of their affiliates (other than the Company or any of its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole.

(w) Disclosure. No representation or warranty by the Company contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of the Company to Riverwood or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Company uniquely) known to the Company that has not been disclosed by the Company to Riverwood that might reasonably be expected to have or result in a Material Adverse Effect on the Company.

     Section 3.3 Representations and Warranties of Riverwood and Merger Sub. Riverwood and Merger Sub represent and warrant to the Company as follows:

(a) Organization. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Riverwood.

(b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The copies of the Certificate of Formation and the LLC Agreement of Merger Sub which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub or any law binding on Merger Sub.

(d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1 Covenants of Riverwood. During the period from the date of this Agreement and continuing until the Effective Time, Riverwood agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Voting Agreement, or as disclosed in the Riverwood Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing):

(a) Ordinary Course. Riverwood and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by Riverwood or its Subsidiaries with respect to matters specifically permitted by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

(b) Dividends; Changes in Share Capital. Except as contemplated by Section 5.14, Riverwood shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, except for dividends by wholly owned Subsidiaries of Riverwood, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Riverwood which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Riverwood of its common stock in the ordinary course of business consistent with past practice in connection with the Riverwood Benefit Plans.

(c) Issuance of Securities. Riverwood shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Riverwood Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Riverwood Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of common stock in Riverwood (and any associated Riverwood Rights) upon the exercise of the Riverwood Stock Options listed on Schedule 3.1(b) of the Riverwood Disclosure Schedule in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of Riverwood of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of Riverwood or (iii) as set forth on Schedule 4.1(c) of the Riverwood Disclosure Schedule.

(d) Governing Documents. Except to the extent required to comply with applicable law or its obligations hereunder, including Section 5.14, Riverwood shall not amend or propose to amend its certificate of incorporation, bylaws or other governing documents.

(e) No Acquisitions. Other than acquisitions disclosed on the Riverwood Disclosure Schedule, Riverwood shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or business organization or division thereof.

(f) No Dispositions. Other than internal reorganizations or consolidations involving existing Subsidiaries of Riverwood, Riverwood shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Riverwood, but excluding sale or disposition of inventory and equipment leasing in the ordinary course of business).

(g) Investments; Indebtedness. Riverwood shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Riverwood or a Subsidiary of Riverwood to or in Riverwood or any Subsidiary of Riverwood or (y) pursuant to any contract or other legal obligation of Riverwood or any of its Subsidiaries existing at the date of this Agreement, or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement.

(h) Compensation. Riverwood shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Riverwood Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than (i) as contemplated by Schedule 4.1(c) or 4.1(h) of the Riverwood Disclosure Schedule or (ii) as required by an existing agreement.

(i) Accounting Methods; Tax Elections. Except as disclosed in Riverwood SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Riverwood shall not change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP as concurred in by Riverwood’s independent public accountants. Riverwood shall not make or change any material Tax election, or settle or compromise any material Tax liability or material claim for refund.

(j) Settlement of Litigation. Riverwood shall not settle or compromise any material action, suit or claim, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material action, suit or claim.

(k) Certain Agreements. Riverwood shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Riverwood or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Company or any of its affiliates (including the Surviving Company) or any successor thereto, from engaging or competing in any line of business or in any geographic area or line of business which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (including the Surviving Company and its Subsidiaries), taken together, after giving effect to the Merger.

(l) No Related Actions. Riverwood will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 4.2 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement (including, but not limited to, the Preferred Stock Conversion), as disclosed in the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Riverwood shall otherwise consent in writing):

(a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically permitted by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a) unless such action would constitute a breach of one or more of such other provisions.

(b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of the amount set forth in Section 4.2(b) of the Company Disclosure Schedule per share of Company Convertible Preferred Stock, with usual record and payment dates for such dividends in accordance with past dividend practice; and (B) dividends or distributions by Subsidiaries of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except (A) for the purchase from time to time by the Company of Company Common Stock (and the associated Company Rights) in the ordinary course of business consistent with past practice in connection with the Company Benefit Plans and (B) for the redemption or exchange of Company Rights in accordance with the Company Rights Agreement.

(c) Issuance of Securities. Except as contemplated by the Preferred Stock Conversion, the Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Company Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock (and the associated Company Rights) upon the exercise of Company Stock Options in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Company, (iii) issuances in accordance with the Company Rights Agreement, or (iv) as set forth on Schedule 4.2(c) of the Company Disclosure Schedule.

(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not amend or propose to amend its articles of incorporation, bylaws or other governing documents.

(e) No Acquisitions. Other than acquisitions disclosed on the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof.

(f) No Dispositions. Other than internal reorganizations or consolidations involving existing Subsidiaries of the Company, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company, but excluding sale or disposition of inventory and equipment leasing in the ordinary course of business).

(g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by the

Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company or (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement.

(h) Compensation. Other than as contemplated by Sections 4.2(c) or 4.2(h) of the Company Disclosure Schedule, the Company shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Company Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan and, in the case of any of the foregoing, except, in any case, as required by an existing agreement.

(i) Accounting Methods; Tax Elections. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP as concurred in by the Company’s independent public accountants. The Company shall not make or change any material Tax election, or settle or compromise any material Tax liability or material claim for refund.

(j) Settlement of Litigation. The Company shall not settle or compromise any material action, suit or claim, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material action, suit or claim.

(k) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Riverwood or any of its affiliates (including the Surviving Company) or any successor thereto, from engaging or competing in any line of business or in any geographic area or line of business which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Riverwood and its Subsidiaries (including the Surviving Company and its Subsidiaries), taken together, after giving effect to the Merger.

(l) No Related Actions. The Company will not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

     Section 4.3 Governmental Filings. Each party shall (a) confer on a regular basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on material operational matters. The Company and Riverwood (i) shall cooperate with each other in making all filings required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time, (ii) shall timely file all such reports and (iii) shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) notify the other party of the filing of all such reports, announcements and publications promptly after the same are filed.

     Section 4.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Riverwood’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Riverwood, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Riverwood shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     Section 4.5 Actions Regarding Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, the parties agree as to themselves and their Subsidiaries that neither party nor any of its Subsidiaries, nor the Board of Directors of either party, nor any committee of either party, nor any employee of either party shall take or cause to be taken any action that would increase any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, compensation or benefits or obligation to fund benefits, or increase the number of participants, in each case, with respect to any Benefit Plan of either party.

ARTICLE V

ADDITIONAL AGREEMENTS

     Section 5.1 Preparation of Proxy Statement; Stockholders Approval.

     (a)  As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC proxy materials reasonably acceptable to Riverwood which shall constitute the Company Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the “Company Proxy Statement/Prospectus”) and Riverwood shall prepare and file a registration statement on Form S-4 reasonably acceptable to the Company with respect to the issuance of Riverwood Common Stock in the Merger (the “Form S-4”). The Form S-4 and the Company Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Riverwood and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Riverwood and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Company Proxy Statement/Prospectus received from the SEC. Riverwood and the Company shall provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Company Proxy Statement/Prospectus prior to filing such with the SEC, and will promptly provide the other party with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Company Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed. The Company shall use reasonable best efforts to cause the Company Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Riverwood shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Riverwood Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Riverwood Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Company Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Riverwood or the Company, or any of their respective affiliates, officers or directors, should be discovered by Riverwood or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Riverwood and the Company.

     (b)  The Company shall duly take (subject to compliance with the provisions of Section 3.1(e), Section 3.2(e) and all applicable laws (provided that the Company shall have used reasonable best efforts to ensure that such representations are true and correct)) all necessary, proper and advisable action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval with respect to the adoption of this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Company Stockholder Approval; and the Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.2(f) (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Riverwood such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the Company Recommendation”); provided, that the Board of Directors of the Company may (upon the recommendation of a majority of the Independent Directors) make a Change in the Company Recommendation (i) pursuant to Section 5.4 hereof or (ii) if the Company’s Board of Directors determines in good faith (after consultation with its legal and financial advisors) that not making a Change in the Company Recommendation would violate the fiduciary duties owed by the Company’s Board of Directors to the Company’s stockholders, and provided further, that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Riverwood or the Company (provided that the Board of Directors of the Company does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Riverwood its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger; provided, that this Agreement shall not be required to be submitted to the stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

     Section 5.2 Access to Information/Employees.

     (a)  Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other authorized representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (ii) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with such parties, agents, advisors, attorneys and representatives with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (A) in the reasonable judgment of such party, any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (C) such disclosure would result in disclosure of any trade secrets of third parties or (D) disclosure of any such information or document could result in the loss of attorney-client privilege; provided, however, that with respect to this clause (D), the parties and/or counsel for the parties shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorney-client privilege. Any such information obtained pursuant to this Section 5.2 as well as any information about an Acquisition Proposal disclosed by the Company to Riverwood pursuant to the provisions of this Agreement (“Confidential Information”) will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by the party obtaining such information and all persons obtaining such information on such party’s behalf or who obtain such information from such party. Confidential Information shall not include information that is or becomes generally available to the public other than as a result of disclosure by a party or its Representatives (as defined below). Notwithstanding the foregoing, Confidential Information may be disclosed by a party (x) to its directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively “Representatives”) who need to know such information if the party informs such Representatives of the confidential nature of such information and directs them to treat such information confidentially and to use such information for no purpose other than as specifically permitted by the Agreement and (y) if the party is legally required to make such disclosure as a result of a court order, subpoena or similar legal duress, provided that prior to such disclosure, the disclosing party gives to the other party prompt written notice of its receipt of such order or subpoena or similar document so that the other party has a reasonable opportunity prior to disclosure to obtain a protective order (if disclosure of Confidential Information is so required, the disclosing party shall disclose only that portion of such information that is so required and shall assist the other party in obtaining protective orders or undertakings that confidential treatment will be accorded to any such information furnished). In the event of termination of this Agreement, each party will promptly return to the other party all Confidential Information in its possession (including all written materials prepared or supplied by or on its behalf containing or reflecting any Confidential Information) and will not retain any copies, extracts or other reproductions in whole or in part of any Confidential Information. Any work papers, memoranda or other writings prepared by a party or its Representatives derived from or incorporating any Confidential Information shall be destroyed promptly upon termination of this Agreement, with such destruction confirmed to the other party in writing. Any oral Confidential Information will continue to be subject to the terms of this Section 5.2. Each party shall be responsible for the breach of the terms of this Section 5.2 by its Representative. Any investigation by Riverwood or the Company shall not affect the representation and warranties of the Company and Riverwood, as the case may be. In the event of any conflict between the terms of this Section 5.2 and the terms of a Confidentiality Agreement, the terms of this Section 5.2 shall control.

     Section 5.3 Reasonable Best Efforts.

     (a)  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined in Section 5.3(b) below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (b)  To the extent permissible under applicable law or any rule, regulation or restriction of a Governmental Entity, each of Riverwood and the Company shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”) the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     (c)  If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Riverwood and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

     Section 5.4 Acquisition Proposals. The Company agrees that following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date (or the Extended Termination Date, if applicable), neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, having an aggregate value equal to 15% or more of the market capitalization of the Company, or any purchase or sale of, or tender or exchange offer for, 15% or more of the equity securities of the Company (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (subject to Section 7.1(g)) accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company and the Company’s Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9, Rule 14e-2 and other applicable rules promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the Company Recommendation, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, with respect to the actions contemplated by clauses (B) or (C), (i) the Company’s Stockholders Meeting shall not have occurred, (ii) (x) in the case of clause (B) above the Company has received an unsolicited bona fide written Acquisition Proposal from a third party and a majority of the Company’s Independent Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11) and (y) in the case of clause (C) above, a majority of the Company’s Independent Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal, (iii) in the case of clause (C) above, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company’s Board of Directors receives from such Person an executed confidentiality agreement with terms at least as stringent as those in the Confidentiality Agreements and (iv) in the case of clause (C) above, prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Riverwood promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will promptly keep Riverwood informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall permit Riverwood or the Company to terminate this Agreement (except as specifically provided in Article VII hereof).

     Section 5.5 Employee Benefits Matters.

     (a)  From and after the Effective Time until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Company shall provide, or cause to be provided, compensation and employee benefits (including adoption plans and severance plans) to the employees of the Company and its Subsidiaries and Riverwood and its Subsidiaries that are substantially comparable in the aggregate to those provided to such individuals by the Company and its Subsidiaries or Riverwood and its Subsidiaries, as the case may be, immediately prior to the Effective Time (but excluding for all purposes any equity-based or long-term incentive plans or arrangements); provided that with respect to employees who are subject to collective bargaining or employment agreements (including change in control agreements, severance plans or their provisions), compensation, benefits and payments shall be provided in accordance with the applicable collective bargaining agreements or employment agreements (including change in control agreements, severance plans or their provisions).

     (b)  With respect to any Benefit Plans of the Surviving Company or any of its Subsidiaries in which employees of the Company or any of its Subsidiaries or Riverwood or any of its Subsidiaries first become eligible to participate on or after the Effective Time, the Surviving Company shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements, except to the extent that such pre-existing condition exclusions or waiting periods apply to changes made by such employee under the terms of the Surviving Company Benefit Plan on the same basis as would apply to any employee of the Surviving Company making a similar change, (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Effective Time with the Company, its Subsidiaries, Riverwood, its Subsidiaries and any predecessor entities thereof, for all Benefit Plan purposes (including, but not limited to, eligibility to participate, vesting credit, and entitlement to benefits, but excluding for purposes of benefit accrual) to the same extent such service would be recognized by the Surviving Company under the applicable Benefit Plan for similarly situated employees; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

     (c)  From and after the Effective Time, the Surviving Company and Riverwood shall honor and perform in accordance with their terms those employment agreements listed on Schedule 3.2(q) of the Company Disclosure Schedule.

     Section 5.6 Fees and Expenses. Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except, if the Merger is consummated, the Surviving Company or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Company Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     Section 5.7 Directors’ and Officers’ Indemnification and Insurance.

     (a)  From and after the Effective Time Riverwood agrees that it will (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers, employees and agents of the Company and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case, for acts or omissions at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Company’s and Riverwood’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Riverwood (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Such substitute policies shall be issued by insurance companies having the same or better ratings and levels of creditworthiness as the insurance companies that have issued the current policies. The obligations of Riverwood under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7).

     (b)  If Riverwood or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Riverwood shall assume all of the obligations set forth in this Section 5.7.

     Section 5.8 Public Announcements.

     (a)  Riverwood and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the S-4 or the Company Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither Riverwood nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that the foregoing shall be subject to the requirements of law and to each party’s obligations pursuant to any listing agreement or the rules of any national securities exchange.

     (b)  Notwithstanding anything herein or any other agreement between the parties to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no party nor any employee, representative or other agent of such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is necessary in order to comply with applicable securities laws.

     Section 5.9 Accountant’s Letters.

     (a)  Riverwood shall use reasonable best efforts to cause to be delivered to the Company two letters from Riverwood’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Riverwood and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b)  The Company shall use reasonable best efforts to cause to be delivered to Riverwood two letters from the Company’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Riverwood, in form reasonably satisfactory to Riverwood and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     Section 5.10 Listing of Shares of Riverwood Common Stock. Riverwood shall use its reasonable best efforts to cause the shares of Riverwood Common Stock to be issued in the Merger, the shares of Riverwood Common stock held by the stockholders of Riverwood immediately prior to the Effective Time and the shares of Riverwood Common Stock to be reserved for issuance upon exercise of the Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     Section 5.11 Company Affiliates; Restrictive Legend. The Company will use all reasonable efforts to deliver or cause to be delivered to Riverwood, as promptly as practicable on or following the date hereof, from each person identified by the Company as an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act, an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act in the Form of Exhibit 5.11 to this Agreement (an “Affiliate Agreement”). Riverwood will give stop transfer instructions to its transfer agent with respect to any Riverwood Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Riverwood Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Riverwood in form and substance, that such transfer is exempt from registration under the Securities Act.

     Section 5.12 Section 16 Matters. Prior to the Effective Time, each of Riverwood and the Company shall take all reasonable such steps as may be required and are consistent with applicable laws and regulations to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Riverwood Common Stock (including derivative securities with respect to Riverwood Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 5.13 Tax Treatment. Riverwood and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Riverwood and the Company, and each of their respective affiliates shall, to the extent consistent with their rights and obligations under this Agreement, use their reasonable best efforts to cause the Merger to so qualify, and the Company shall use its reasonable best efforts to obtain the opinions of Holme Roberts & Owen LLP referred to in Section 6.1(i) of this Agreement. For purposes of such tax opinions, each of Riverwood and the Company shall provide representation letters requested by such counsel, each dated on or before the date the Form S-4 shall become effective, and subsequently, on the Closing Date. Except for actions specifically contemplated by this Agreement, each of Riverwood and the Company and each of their respective affiliates shall use their reasonable best efforts not to take any action, fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.14 Changes to Riverwood’s Capital Structure. Prior to the Effective Time, Riverwood shall (a) restate its certificate of incorporation (the “Restated Certificate of Incorporation”) to authorize (i) up to 500,000,000 shares of common stock, par value $0.01 per share (“Riverwood Common Stock”) and (ii) up to 50,000,000 shares of preferred stock, par value $0.01 per share (“Riverwood Preferred Stock”), (b) reclassify its outstanding shares of capital stock so that each outstanding share of Riverwood Class A Common Stock and Riverwood Class B Common Stock shall be converted to the right to receive 15.21 shares of Riverwood Common Stock (the “Stock Split”) and (c) enter into a Rights Agreement (the “Riverwood Rights Agreement”) containing customary terms and conditions, having provided a copy of such agreement to the Company prior to its adoption and the terms of such agreement (x) being reasonably acceptable to the Company and (y) providing that the Merger shall not trigger rights of the Riverwood Stockholders to exercise the Riverwood Rights (as defined below), and designate an amount of shares of Riverwood Preferred Stock as Series A Junior Preferred Stock, such shares to be reserved for issuance upon exercise of the rights (the “Riverwood Rights”) provided for in the Riverwood Rights Agreement.

     Section 5.15 Financing. Each of Riverwood and the Company agrees to use its reasonable best efforts to obtain the financing required to repay any indebtedness of Riverwood and the Company required to be repaid in connection with the transactions contemplated by this Agreement, including using reasonable best efforts to obtain senior secured financing on the terms set forth in the commitment letter referred to in Section 6.1(h).

ARTICLE VI

CONDITIONS PRECEDENT

     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company and Riverwood to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement by the stockholders of the Company.

(b)	No Injunctions or Restraints, Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States or the European Union shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)	HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the Family Stockholders under the HSR Act shall have been terminated or shall have expired, and any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed.

(d)	NYSE Listing. The shares of Riverwood Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)	Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)	Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(c)), all consents, clearances, approvals and actions of, filings with and notices to any Governmental Entity required of Riverwood, the Company or any of their Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be), except for those the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood and its Subsidiaries (including the Surviving Company and its Subsidiaries), taken together after giving effect to the Merger.

(g)	Blue Sky Approvals. Riverwood shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated hereby.

(h)	Financing. Riverwood and the Company shall have completed financing arrangements, and entered into definitive financing agreements, and shall have received funds thereunder sufficient to repay or redeem the existing indebtedness of Riverwood and the Company and their Subsidiaries that is required to be repaid in connection with the Merger, including senior secured financing on the terms set forth in the commitment letter, dated as of March 24, 2003, addressed to Riverwood and the Company from a syndicate of financial institutions including JPMorganChase Bank with respect to senior secured financing of $1.5 billion, including the fee letter and side letter entered into in connection with such commitment letter, and such other additional financing as shall be required on such terms and conditions as shall be reasonably acceptable to Riverwood and the Company, provided that if the senior secured financing referred to in such commitment letter is not consummated, any such alternate senior secured financing will be on terms and conditions reasonably acceptable to Riverwood and the Company.

(i)	Tax Opinions. The Company shall have received from Holme Roberts & Owen LLP, counsel to the Company, on or before the date the Form S-4 shall become effective, and subsequently on the Closing Date, written opinions dated as of such dates, and in form and substance reasonably satisfactory to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     Section 6.2 Additional Conditions to Obligations of Riverwood. The obligations of Riverwood to effect the Merger are subject to the satisfaction of, or waiver by Riverwood, on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Riverwood shall have received a certificate of the chief executive officer, and the chief financial officer of the Company to such effect.

(b)	Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and shall have complied with Section 4.2(c) in all respects, and Riverwood shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

(c)	The Company Rights Agreement. No Stock Acquisition Date or Distribution Date (as such terms are defined in Company Rights Agreement) shall have occurred pursuant to Company Rights Agreement.

(d)	No Material Change. The Company and its Subsidiaries shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect.

(e)	Conversion of Company Convertible Preferred Stock. All outstanding shares of Company Convertible Preferred Stock shall have been converted into Company Common Stock.

     Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)	Representations and Warranties. Each of the representations and warranties of Riverwood set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Riverwood set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Riverwood, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Riverwood to such effect.

(b)	Performance of Obligations of Riverwood. Riverwood shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and shall have complied with Section 4.1(c) in all respects, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Riverwood to such effect.

(c)	No Material Change. Riverwood and its Subsidiaries shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

TERMINATION AND AMENDMENT

     Section 7.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of the Company:

(a)	by mutual written consent duly authorized by the Boards of the Company and Riverwood;

(b)	by the Company or Riverwood if the Closing shall not have occurred on or before October 31, 2003 (the “Termination Date” which term shall include the date of any extension under this Section 7.1(b)); provided, however, that if on the Termination Date the conditions to Closing set forth in Sections 6.1(c) and 6.1(f) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled then the Termination Date shall be automatically extended to December 31, 2003 (the “Extended Termination Date”); and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

(c)	by the Company, if Riverwood shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by Riverwood prior to the Termination Date and (ii) renders the condition set forth in Section 6.3(a), 6.3(b) or 6.3(d) incapable of being satisfied prior to the Termination Date;

(d)	by Riverwood, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by the Company prior to the Termination Date and (ii) renders the condition set forth in Section 6.2(a), 6.2(b) or 6.2(c) incapable of being satisfied prior to the Termination Date;

(e)	by the Company or Riverwood, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States or of the European Union shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, subject to the provisions of Section 5.3) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 5.3;

(f)	by Riverwood if (i) the Board of Directors of the Company shall have withdrawn or changed or modified the Company Recommendation in a manner adverse to Riverwood or (ii) for any reason the Company fails to call or hold the Company Stockholders Meeting within five months of the date hereof;

(g)	by the Company, if the (i) Board of Directors of the Company (upon the recommendation of a majority of the Independent Directors) authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Riverwood in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Riverwood does not make, within five Business Days of receipt of the

Company’s written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company’s stockholders as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five-day period, and (iii) the Company, at or prior to any termination pursuant to this Section 7.1(g), pays Riverwood the Termination Fee (as defined below) set forth in Section 7.2; and

(h)	by the Company or Riverwood, if the Company Stockholder Approval shall not have been received at a duly held meeting of the stockholders of the Company called for such purpose (including any adjournment or postponement thereof).

     Section 7.2 Obligations in Event of Termination.

(a)	In the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 3.1(j), Section 3.2(j), Section 5.2 (as it relates to Confidential Information only), Section 5.6, this Section 7.2 and Article VIII, which shall remain in full force and effect) and there shall be no liability on the part of the Company or Riverwood; provided, however, that termination shall not preclude any party from suing the other party for, or relieve any party hereto from any liability arising from a, willful breach of this Agreement.

(b)	If this Agreement is terminated (i) by Riverwood pursuant to Section 7.1(f)(i); (ii) by Riverwood pursuant to Section 7.1(f)(ii), unless there is a Permitted Reason for the failure to hold the Company Stockholders Meeting; (iii) by Riverwood or the Company pursuant to Section 7.1(h) because of the failure to obtain the Company Stockholder Approval unless there is a Permitted Reason for the failure to obtain the Company Stockholder Approval; (iv) by Riverwood or the Company pursuant to Section 7.1(b) because the Merger shall not have been consummated at or prior to the Termination Date or the Extended Termination Date, as the case may be, and, at the time of the termination, (x) the Company Stockholder Approval shall not have been obtained, unless there is a Permitted Reason for the failure to obtain the Company Stockholder Approval and (y) after the date hereof and prior to the Termination Date or the Extended Termination Date, as the case may be, there shall have been made in good faith by a third party (other than Riverwood or any of its affiliates) an offer or proposal for, or an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), a transaction that would constitute a Business Combination involving the Company (whether or not such offer, proposal, announcement or agreement will have been rejected or withdrawn prior to the Termination Date or the Extended Termination

Date, as the case may be); or (v) by the Company pursuant to Section 7.1(g), then the Company shall pay to Riverwood, at or prior to a termination pursuant to clause 7.1(g) or the sending by the Company of a notice of termination in the case of clauses (b)(iii) or (b)(iv) and not later than one Business Day after the receipt by the Company of a notice of termination from Riverwood in the case of clauses (b)(i), (b)(ii), (b)(iii) or (b)(iv), a termination fee of $30 million (the “Termination Fee”).

(c)	For the purposes of this Section 7.2, “Business Combination” means with respect to the Company, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) the Company’s stockholders prior to such transaction (by virtue of their ownership of such party’s shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity or (B) the individuals comprising the board of directors of the Company prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company’s stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person); provided, however, that any purchase, sale or other transfer of the voting securities of the Company held by any Family Stockholder as of the date hereof to or from any of the other Family Stockholders shall not be considered a Business Combination.

(d)	All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Riverwood.

(e)	The parties each agree that the agreements contained in Section 7.2(b) are an integral part of the transaction contemplated by this Agreement. If the Company fails to promptly pay Riverwood any fee due under such Section 7.2(b), the Company shall pay the costs and expenses of Riverwood (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment.

(f)	In the event that the Company is required to pay Riverwood a Termination Fee under Section 7.2(b), the Company shall also pay and reimburse Riverwood for all

Expenses of Riverwood, up to a total amount of no more than $3 million, within one Business Day of receipt of a notice from Riverwood providing reasonable information regarding such Expenses and requesting payment.

(g)	For purposes of this Section 7.2, “Permitted Reason” means with respect to (i) calling or holding the Company Stockholder Meeting, that the Company Stockholder Meeting shall not have occurred because of the failure of the SEC to declare the Form S-4 Effective and (ii) obtaining Company Stockholder Approval, that Company Stockholder Approval shall not have been obtained because of the failure of the Family Stockholders to vote in accordance with the Voting Agreement.

     Section 7.3 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Riverwood, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

     Section 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Sections 1.9(d), 5.5(c) and 5.7) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

     Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Riverwood, to: Riverwood Holding, Inc. 3350 Riverwood Parkway Suite 1400 Atlanta, GA 30339 Fax: (770) 644-2929 Attention: General Counsel
with a copy to:
Debevoise & Plimpton 919 Third Avenue New York, New York 10022 Fax: (212) 909-6836 Attention: Paul S. Bird, Esq.
(b)	if to the Company to: Graphic Packaging International Corporation 4455 Table Mountain Drive Golden, Colorado 80403 Fax: (303) 215-0737 Attention: General Counsel
with a copy to:
Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203-4541 Fax: (303) 866-0200 Attention: W. Dean Salter, Esq.

     Section 8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     Section 8.5 Entire Agreement; No Third Party Beneficiaries.

     (a)  This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 1.9(d) and Section 5.5 (which are intended to be for the benefit, respectively, only of the individuals party to the employment agreements listed on Schedule 3.2(q) of the Company Disclosure Schedule, and may be enforced by such individuals) and Section 5.7 (which is intended to be for the benefit of the individuals covered thereby, and may be enforced by such individuals).

     Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its principles and rules of conflict of laws to the extent such principles or rules would require the application of the law of another jurisdiction.

     Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.9 Submission to Jurisdiction; Waivers. Each of Riverwood and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Riverwood and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Riverwood and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.11 Definitions. As used in this Agreement:

(a) “beneficial ownership” or “beneficially own” shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(b) “Benefit Plans” means, with respect to any Person, each foreign or domestic employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral) in effect on the date of this Agreement or disclosed on the Company Disclosure Schedule or the Riverwood Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA or any similar foreign law.

(c) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(d) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(e) “Confidentiality Agreements” means the letter agreement, dated July 22, 2002, between Riverwood and the Company, and the letter agreement, dated October 11, 2002, between Riverwood and the Company.

(f) “Independent Directors” means the members of the Company’s Board of Directors who are not Family Stockholders or, to the extent such stockholders are trusts, are not the direct or indirect beneficiaries of any such trust.

(g) “known” or “knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers and senior management as listed on such party’s annual report to its shareholders and such knowledge as would be reasonably expected to be known by such executive officers in the ordinary and usual course of the performance of their professional responsibilities to such party.

(h) “Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

(i) “Material Adverse Effect” means, with respect to any entity, any event, change, circumstance or effect that, individually or in the aggregate, is or would be reasonably likely to be materially adverse to (i) the business, financial condition, results of operations or prospects of such entity and its Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (w) to the economy or financial markets in general, (x) to changes in general in the industries in which such entity operates, provided, however, that the effect of such changes shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on such entity, (y) to changes in applicable law or regulations or in GAAP, provided, however, that the effect of such changes shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on such entity, or (z) to the announcement of this Agreement or the transactions contemplated hereby; or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement.

(j) “other party” means, with respect to the Company, Riverwood and means, with respect to Riverwood, the Company, unless the context otherwise requires.

(k) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(l) “Related Persons” means, as to any Person, any trade or business, whether or not incorporated, which, together with such Person, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

(m) “Riverwood Group Shareholders” means Clayton, Dubilier & Rice Fund V Limited Partnership, the 1818 Fund, L.P., HWH Investment Pte Ltd., J.P. Morgan Partners (BHCA), L.P., EXOR Group S.A., First Plaza Group Trust and Madison Dearborn Capital Partners, L.P.

(n) “Riverwood Stock Options” means any options or other similar rights granted under any of the Riverwood Benefit Plans.

(o) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(p) “Superior Proposal” means with respect to the Company, a bona fide written proposal made by a third party: (I) which is (i) for a sale, lease, exchange, transfer or other disposition of substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (ii) for the acquisition, directly or indirectly, by such third party of beneficial ownership of all of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise; (II) which is (i) otherwise on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account all relevant aspects of the proposal and the third party making the proposal, would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed; and (III) for which all of the debt and equity financing required to consummate the proposed transaction is as fully and unconditionally committed, as evidenced by written commitments provided to the board of directors of the Company, as the debt and equity financing required to consummate the Merger under this Agreement is at such time.

     IN WITNESS WHEREOF, Riverwood, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

RIVERWOOD HOLDING, INC.

By:	/s/ Stephen M. Humphrey

	Name:	Stephen M. Humphrey
	Title:	President and Chief Executive Officer

RIVERWOOD ACQUISITION SUB LLC

By:	/s/ Stephen M. Humphrey

	Name:	Stephen M. Humphrey
	Title:	President

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

By:	/s/ Jeffrey H. Coors

	Name:	Jeffrey H. Coors
	Title:	President and Chief Executive Officer

Index

Page

Acquisition Proposal	62
Actions	17
Affiliate Agreement	67
Affiliates	10
Agreement	1
Applicable Company Laws	2
beneficial ownership	79
beneficially own	79
Benefit Plans	80
Benefits Continuation Period	64
Blue Sky Laws	15
Board of Directors	80
Book Entry Shares	4
Business Combination	75
Business Day	80
CBCA	2
Certificates	4
Certificates of Merger	3
Change in the Company Recommendation	59
Closing	2
Closing Date	3
Code	2
Collective Bargaining Agreement	28
Common Certificates	4
Company	1
Company Assets	48
Company Board Approval	37
Company Common Stock	1
Company Convertible Preferred Stock	1
Company Disclosure Schedule	31
Company Exhibit 21	32
Company Identified Contracts	45
Company Leased Real Property	49
Company Leases	49
Company Owned Real Property	49
Company Permits	38
Company Proxy Statement/Prospectus	57
Company Real Property	49
Company Recommendation	59
Company Rights	33
Company Rights Agreement	33
Company SEC Reports	35

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Index

Page

Company Stock Incentive Plans	33
Company Stock Options	33
Company Stockholder Approval	37
Company Stockholders Meeting	59
Company Title IV Plan	40
Company Voting Debt	34
Confidential Information	60
Confidentiality Agreement	80
Delaware LLC Act	2
DOJ	61
EC Merger Regulation	62
Effective Time	3
Environmental Claim	23
Environmental Law	23
Environmental Liabilities	23
ERISA	80
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	4
Expenses	65
Extended Termination Date	72
Family Stockholders	1
Financing	70
Form S-4	57
FTC	61
GAAP	16
Governmental Entity	15
Hazardous Material	23
HSR Act	15
Intellectual Property	24
knowledge	80
known	80
LLC Agreement	3
Material Adverse Effect	81
Merger	1
Merger Consideration	4
Merger Sub	1
Necessary Consents	15
New Employment Agreement	2
NYSE	8
other party	81

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Index

Page

parties	1
Permitted Reason	76
Person	81
Preferred Certificates	4
Preferred Stock Conversion	2
Regulatory Law	62
Representatives	60
Restated Certificate of Incorporation	68
Riverwood	1
Riverwood Assets	29
Riverwood Balance Sheet	29
Riverwood Board Approval	17
Riverwood Class A Common Stock	12
Riverwood Class B Common Stock	12
Riverwood Common Stock	68
Riverwood Disclosure Schedule	11
Riverwood Exhibit 21	11
Riverwood Identified Contracts	26
Riverwood Leased Real Property	31
Riverwood Leases	30
Riverwood Owned Real Property	31
Riverwood Permits	18
Riverwood Permitted Liens	29
Riverwood Preferred Stock	68
Riverwood Real Property	31
Riverwood Rights	68
Riverwood Rights Agreement	68
Riverwood SEC Reports	15
Riverwood Stock Option Plans	13
Riverwood Stockholders	1
Riverwood Title IV Plan	20
Riverwood Voting Debt	13
SEC	10
Securities Act	10
Subsidiary	81
Superior Proposal	82
Surviving Company	2
Tax Return	25
Taxes	25
Termination Date	72
Termination Fee	75
Treasury Regulation	2
Violation	14
Voting Agreement	1

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Exhibit 1(a) to the
Agreement and Plan of Merger

RIVERWOOD HOLDING, INC.

Form of
Written Consent of Stockholders
in Lieu of a Formal Meeting

     The undersigned, constituting the stockholders of record of a majority of the shares of voting Class A common stock, par value $0.01 per share (the “Class A Stock”), of Riverwood Holding, Inc., a Delaware Corporation (the “Corporation”) and the stockholders of record of all of the outstanding shares of non-voting Class B common stock, par value $0.01 per share (the “Class B Stock”), of the Corporation, by executing this Written Consent of Stockholders in Lieu of a Formal Meeting, pursuant to Section 228 of the General Corporation Law of the State of Delaware and Section 1.10 of the By-Laws of the Corporation, do hereby take the following actions, and authorize, approve and consent to the adoption of the following resolutions in lieu of a formal meeting:

     WHEREAS, the Board of Directors of the Corporation (the “Board”) has deemed it appropriate, advisable and in the best interests of the Corporation and its stockholders to engage in a business combination to advance the long-term strategic business interests of the Corporation through a merger of its direct wholly-owned subsidiary, Riverwood Acquisition Sub LLC, a Delaware limited liability company (“Acquisition Sub”), with and into Graphic Packaging International Corporation, a Colorado corporation (“GPIC”), with Acquisition Sub being the surviving company (the “Merger”), pursuant to Section 252 of the Delaware General Corporation Law and Section 111-107 of the Colorado Business Corporation Act and subject to the terms and conditions of the Agreement and Plan of Merger, to be entered into among the Corporation, Acquisition Sub and GPIC (the “Merger Agreement”), as required by the State of Delaware, a draft of which, dated March 19, 2003, has been provided to each of the stockholders listed on the signature pages of this Written Consent (the “Majority Stockholders”);

     WHEREAS, at a special meeting of the Board held on March 24, 2003, the Board unanimously approved the Merger and the terms of the Merger Agreement, and has recommended the Merger Agreement to the stockholders of the Corporation for approval;

     WHEREAS, the authorized capital stock of the Corporation currently consists of the Class A Stock and the Class B Stock;

     WHEREAS, the Board has deemed it appropriate, advisable and in the best interests of the Corporation and its stockholders to amend and restate the Corporation’s Certificate of Incorporation (the “Restated Certificate of Incorporation”), to be effective upon the filing of the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware immediately prior to the consummation of the Merger, in order to provide for, among other things, (i) the changing of the name of the Corporation; (ii) the reclassification of each share of Class A Stock and Class B Stock into shares of one class of voting common stock of the Corporation, par value $0.01 per share (the “Common Stock”); (iii) the authorization of the issuance of shares of Common Stock; (iv) the authorization of the issuance of shares of preferred stock of the Corporation, par value $0.01 per share (the “Preferred Stock”); (v) the establishment of a classified board of directors; (vi) the elimination of the ability of the stockholders of the Corporation to act by written consent upon the closing of the Merger; (vii) the establishment of advance notice requirements for stockholder proposals and nominations for directorships; (viii) the amendment of certain provisions thereof related to vacancies and removal of directors; and (ix) the establishment of supermajority voting requirements for amendments of certain provisions thereof;

     WHEREAS, the Board has declared the Restated Certificate of Incorporation, a draft of which dated March 19, 2003, has been provided to the Majority Stockholders, advisable and approves and recommends such Restated Certificate of Incorporation to the stockholders of the Corporation for approval;

     WHEREAS, at a meeting of the Compensation Committee of the Board (the “Compensation Committee”) held on March 19, 2003, the Compensation Committee recommended that the Board approve and adopt the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan (the “2003 Long-Term Incentive Plan”); and

     WHEREAS, the Board has declared the 2003 Long-Term Incentive Plan, substantially in the form presented to the Board, advisable and approves and recommends such 2003 Long-Term Incentive Plan to the stockholders of the Corporation for approval.

     NOW, THEREFORE, be it hereby resolved as follows:

Agreement and Plan of Merger

     RESOLVED, that the form, terms and provisions of the Merger Agreement, providing for, among other things, the Merger, and with such changes therein, additions thereto or deletions therefrom as any of the Chairman of the Board, the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Secretary and any Senior Vice President (each an “Authorized Officer” and collectively, the “Authorized Officers”) of the Corporation may approve, the execution of the Merger Agreement by any Authorized Officer of the Corporation to be conclusive evidence that

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the same has been approved by the Corporation, be, and the same hereby are, approved and adopted in all respects; and

     FURTHER RESOLVED, that the Authorized Officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to take all such other actions as each of them may from time to time deem necessary or appropriate to effect the consummation of the Merger, including the execution, delivery and filing of certificates of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law and with the Secretary of State of the State of Colorado in accordance with the Colorado Business Corporation Act, and to have the Corporation perform its obligations pursuant to the Merger Agreement and consummate the transactions contemplated by the Merger Agreement.

Restated Certificate of Incorporation

     RESOLVED, that the form, terms and provisions of the Restated Certificate of Incorporation, in the form attached hereto as Exhibit A, providing for, among other things, (i) the changing of the name of the Corporation; (ii) the reclassification of each share of Class A Stock and Class B Stock into 15.21 shares of Common Stock; (iii) the authorization of the issuance of 500,000,000 shares of Common Stock; (iv) the authorization of the issuance of 50,000,000 shares of Preferred Stock; (v) the establishment of a classified board of directors; (vi) the elimination of the ability of the stockholders of the Corporation to act by written consent; (vii) the establishment of advance notice requirements for stockholder proposals and nominations for directorships; (viii) the amendment of certain provisions thereof related to vacancies and removal of directors; and (ix) the establishment of supermajority voting requirements for amendments of certain provisions thereof, be, and the same hereby are, approved and adopted in all respects, such approval and adoption to be effective at the Closing and prior to the Effective Time (as such terms are defined in the Merger Agreement); and

     FURTHER RESOLVED, that, at any time prior to the filing of the Certificate of Incorporation with the Secretary of State of the State of Delaware, notwithstanding the approval and adoption of the Restated Certificate of Incorporation by the Corporation’s stockholders, the Board may abandon such amendment and restatement of the certificate of incorporation of the Corporation without further action by the Corporation’s stockholders.

Approval of 2003 Long-Term Incentive Plan

     RESOLVED, that the form, terms and provisions of the 2003 Long-Term Incentive Plan, substantially in the form attached hereto as Exhibit B, providing for, among other things, the grant of options to purchase shares of the Common Stock and the

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     issuance of restricted share units and other equity interests to the officers and employees of the Corporation, be, and the same hereby are, approved and adopted in all respects, with such changes therein, additions thereto or deletions therefrom as any of the Authorized Officers of the Corporation may approve, the execution of the 2003 Long-Term Incentive Plan by any Authorized Officer of the Corporation to be conclusive evidence that the same has been approved by the Corporation; and

     FURTHER RESOLVED, that all payments, grants and awards made pursuant to the 2003 Incentive Plan be, and they hereby are, ratified, approved and confirmed.

General Authorization

     RESOLVED, that any Authorized Officer of the Corporation be, and each of them hereby is, authorized, directed and empowered, for and on behalf and in the name of the Corporation, to execute and deliver such agreements, amendments, certificates, instruments and documents in such form and with such terms and provisions as any such Authorized Officer may approve, such officer’s execution thereof to be conclusive evidence of such Authorized Officer’s approval thereof and of such Authorized Officer’s authority to do so, and to take all such other actions, as any such officer may deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the agreements and transactions contemplated by, and the intent and purposes of, the foregoing resolutions;

     FURTHER RESOLVED, that the omission from these resolutions of any agreement, document, instrument or other arrangement contemplated by any of the agreements, documents or instruments described in the foregoing resolutions, or any action to be taken in accordance with any requirement of any of the agreements, documents or instruments described in the foregoing resolutions, shall in no manner derogate from the authority of the Authorized Officers of the Corporation to take all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and

     FURTHER RESOLVED, that all actions heretofore taken by the Corporation or by any Authorized Officer of the Corporation or director of the Corporation in connection with or relating to the subject matter of the foregoing resolutions that are within the authority conferred by the foregoing resolutions are hereby authorized, approved, ratified and confirmed as the acts and deeds of the Corporation, having the same force as if performed pursuant to the direct authorization of the Majority Stockholders.

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     IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent of Stockholders in Lieu of a Formal Meeting as of the 24th day of March, 2003.

CLAYTON, DUBILIER & RICE FUND V LIMITED PARTNERSHIP

By:	CD&R Associates V Limited Partnership, its general partner

	By:	CD&R Investment Associates II, Inc., its managing general partner

By:

Name:
Title:

EXOR GROUP S.A.

By:

Name:
Title:

THE 1818 FUND II, L.P.

	By:	Brown Brothers Harriman & Co. General Partner of The 1818 Fund II, L.P.

By:

Name:
Title:

HWH INVESTMENT PTE LTD

By:

Name:
Title:

FIRST PLAZA GROUP TRUST (J.P. Morgan Chase Bank, As Trustee, as directed by General Motors Investment Management Corporation)

By:

Name:
Title:

MADISON DEARBORN CAPITAL PARTNERS, L.P.

By:

Name:
Title:

WOLFENSOHN-RIVER LLC

By:

Name:
Title:

     The undersigned hereby consents to the approval of the adoption of the Restated Certificate of Incorporation of Riverwood Holding, Inc.:

J.P. MORGAN PARTNERS (BHCA), L.P. (formerly CHASE EQUITY ASSOCIATES, L.P.), voting as a holder of Class B Stock only with respect to the approval of the Restated Certificate of Incorporation of Riverwood Holding, Inc.

By:

Name:
Title:

Exhibits

Exhibit A	Form of Restated Certificate of Incorporation of Riverwood Holding, Inc.

Exhibit B	Form of 2003 Riverwood Holding, Inc. Long-Term Incentive Plan.

Exhibit 1(b) to the
Agreement and Plan of Merger

FORM OF

VOTING AGREEMENT

DATED AS OF ________________,_____

BETWEEN

RIVERWOOD HOLDING, INC.

AND

THE FAMILY STOCKHOLDERS

     VOTING AGREEMENT, dated as of      , between RIVERWOOD HOLDING, INC., a Delaware corporation (“Riverwood”), and the persons listed on signature pages hereof (each, a “Family Stockholder” and, collectively, the “Family Stockholders”).

W I T N E S S E T H:

     WHEREAS, each Family Stockholder owns the number of shares of 10% Series B Convertible Preferred Stock, stated value $100.00 per share, of Graphic Packaging International Corporation, a Colorado corporation (the “Company”) (the “Series B Preferred Stock”), and of Common Stock, par value $0.01 per share, of the Company (including any common stock into which such Series B Preferred Stock may be converted or exchanged after the date hereof, the “Common Stock”) set forth opposite such Family Stockholder’s name on Schedule A hereto (such shares of Common Stock and Series B Preferred Stock, together with any other shares of capital stock of the Company acquired by any Family Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

     WHEREAS, concurrently with the execution and delivery of this Agreement, Riverwood and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) providing for the merger of the Company with and into a subsidiary of Riverwood (the “Merger”) upon the terms and subject to the conditions set forth therein;

     WHEREAS, concurrently with the execution and delivery of this Agreement, Riverwood, certain stockholders of Riverwood and the Family Stockholders are entering into a Stockholders Agreement (as the same may from time to time be modified, supplemented or restated, the “Stockholders Agreement”) with the Company, governing certain of the rights, duties and obligations of the parties thereto relating to their ownership of stock of the Company following the Merger, such agreement to become effective immediately upon the Effective Time (as defined in the Merger Agreement);

     WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, certain stockholders of Riverwood (the “Riverwood Stockholders”) have given their written consent, dated as of the date hereof, in the form of Exhibit 1(a) to the Merger Agreement, pursuant to which the Riverwood Stockholders have approved, among other things, the adoption of the Merger Agreement; and

     WHEREAS, as a condition and inducement to Riverwood’s willingness to enter into the Merger Agreement, the Family Stockholders desire to enter into this Agreement, pursuant to which (i) the Family Stockholders are agreeing, among other things, to vote their shares of Common Stock and Series B Preferred Stock in favor of the adoption of the Merger Agreement and, at the Closing (as defined in the Merger Agreement), to convert their shares of Series B Preferred Stock into Common Stock, and (ii) Riverwood is agreeing to make a monetary payment to the Family Stockholders in consideration of such conversion.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES
OF EACH FAMILY STOCKHOLDER

     Each Family Stockholder, severally and not jointly, represents and warrants to Riverwood as follows:

     Section 1.1 Authority. Such Family Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Family Stockholder and constitutes a valid and binding obligation of such Family Stockholder enforceable in accordance with its terms. If such Family Stockholder is married and the Subject Shares of such Family Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Family Stockholder’s spouse, enforceable against such spouse in accordance with its terms. If such Family Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     Section 1.2 No Conflicts; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Family Stockholder or to such Family Stockholder’s property or assets.

          (b) The execution and delivery of this Agreement by such Family Stockholder do not, and the performance of this Agreement by such Family Stockholder

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will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Family Stockholder of any of his obligations under this Agreement and (ii) that the Family Stockholders shall be required to make an appropriate report pursuant to the HSR Act (as defined in the Merger Agreement) with respect to the transactions contemplated by the Merger Agreement.

     Section 1.3 The Subject Shares. Such Family Stockholder is the record and beneficial owner of, or is a trust that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Family Stockholder’s name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Family Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Family Stockholder’s name on Schedule A hereto. Such Family Stockholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement or the Stockholders Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Family Stockholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

     Section 1.4 Reliance by Riverwood. Such Family Stockholder understands and acknowledges that Riverwood is entering into the Merger Agreement in reliance upon such Family Stockholder’s execution and delivery of this Agreement.

     Section 1.5 Litigation. There is no action, proceeding or investigation pending or threatened against such Family Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Family Stockholder in connection with this Agreement.

     Section 1.6 Finder’s Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Family Stockholders.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF RIVERWOOD

     Riverwood represents and warrants to each of the Family Stockholders as follows:

     Section 2.1 Authority. Riverwood has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Riverwood and constitutes a valid and binding obligation of Riverwood enforceable in accordance with its terms.

     Section 2.2 No Conflicts; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Riverwood or to Riverwood’s property or assets.

          (b) The execution and delivery of this Agreement by Riverwood does not, and the performance of this Agreement by Riverwood will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Riverwood of any of its obligations under this Agreement.

ARTICLE III

VOTING OF SUBJECT SHARES

     Section 3.1 Agreement to Vote. From the date hereof, and until the termination of this Agreement in accordance with Section 6.1, each Family Stockholder, severally and not jointly, and subject to the provisions of Section 5.1, agrees as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Family

4

Stockholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and, subject to Section 4.4, any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Family Stockholder shall vote (or cause to be voted) its Subject Shares (and each class thereof) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (ii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Family Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

     Section 3.2 No Solicitation of Transactions. Subject to the terms of Section 5.1, none of the Family Stockholders nor any of their affiliates shall, directly or indirectly, and each Family Stockholder will instruct his agents, advisors and other representatives (including without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal (as defined in the Merger Agreement). Each Family Stockholder and each of his agents, advisors and other representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Riverwood) conducted heretofore with respect to any of the foregoing. Each Family Stockholder shall promptly advise Riverwood orally and in writing of (x) any proposal for an Acquisition Proposal or any request for information with respect to any proposal for an Acquisition Proposal received by such Family Stockholder or any of his agents, advisors or other representatives, the material terms and conditions of such proposal for an Acquisition Proposal or request and the identity of the person making such proposal for an Acquisition Proposal or request (and provide Riverwood with copies of any written proposal for an Acquisition Proposal or amendments or supplements thereto) and (y) any changes in any such proposal for an Acquisition Proposal or request.

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ARTICLE IV

ADDITIONAL AGREEMENTS

     Section 4.1 No Disposition or Encumbrance of Subject Shares. Except as provided in the next to the last sentence of this Section 4.1, each Family Stockholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Family Stockholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Family Stockholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Family Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Riverwood, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Family Stockholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Family Stockholder, (A) any other Family Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Family Stockholder or Adolph Coors, Jr., (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), or (E) if such Family Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

     Section 4.2 Disclosure. Each of the Family Stockholders hereby permits Riverwood to publish and disclose in the Registration Statement of Riverwood to be filed on Form S-4 with respect to the Merger and all documents and schedules filed with the SEC in connection therewith, such Family Stockholder’s identity and ownership of the Subject Shares and, with the prior approval of the Family Representative, the nature of such Family Stockholder’s commitments, arrangements and understandings under this Agreement.

     Section 4.3 Waiver of Appraisal Rights. Each of the Family Stockholders hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Article 113 of the Colorado Business Corporation Act (the “CBCA”).

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     Section 4.4 Reasonable Efforts. Each Family Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement; provided, however, that this Section 4.4 shall not require the Family Stockholders to interfere with the composition or actions of the Company’s Board of Directors or to acquire additional securities nor provide financing to the Company.

     Section 4.5 Family Representative. Each Family Stockholder hereby designates and appoints (and each Permitted Transferee of each such Family Stockholder is hereby deemed to have so designated and appointed) Jeffrey H. Coors and, in the case of his inability to act, William K. Coors (the “Family Representative”), as its attorney-in-fact with full power of substitution for each of them, to serve as the representative of such Family Stockholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such Family Stockholder (including the voting of the Subject Shares in accordance with Sections 3.1(a) and (b)), and hereby acknowledges that the Family Representative shall be authorized to take any action so required, authorized or contemplated by this Agreement. Each such Family Stockholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Family Stockholder. Each such Family Stockholder hereby authorizes (and each such Permitted Transferee of such Family Stockholder shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Family Stockholder pursuant to this Agreement, except for notices and actions taken by the Family Representative. Riverwood is and will be entitled to rely on any action so taken or any notice given by any Family Representative and is and will be entitled and authorized to give notices only to the Family Representative for any notice contemplated by this Agreement to be given to any such Family Stockholder. A successor to the Family Representative may be chosen by the holders of a majority of the shares held by the Family Stockholders; provided that notice thereof is given by the new Family Representative to Riverwood.

     Section 4.6 Irrevocable Proxy. Notwithstanding the generality of Section 4.5, each Family Stockholder hereby constitutes and appoints the Family Representative with full power of substitution, as the proxy pursuant to the provisions of Article 107 of the CBCA and attorney of such Family Stockholder, and hereby authorizes and empowers the Family Representative to represent, vote and otherwise act (by voting at any meeting of the stockholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Family Stockholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Family Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the

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immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Family Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Family Stockholder regarding the matters referred to in Sections 3.1(a) and (b).

     Section 4.7 Conversion of Preferred.

(a) At the Closing and immediately prior to the Effective Time (as such terms are defined in the Merger Agreement), the Grover C. Coors Trust shall convert all of the shares of Series B Preferred Stock held by such trust into shares of Common Stock in accordance with the terms of the Articles of Incorporation of the Company as amended by the Company’s Board of Directors on August 14, 2000 (the “Share Conversion”).

(b) In consideration of the Share Conversion, promptly after such conversion Riverwood shall pay by wire transfer, to an account or accounts specified by not less than three days’ notice from the Family Representative to Riverwood, funds in an amount equal to the present value, calculated using a discount rate of 8.5%, of the dividend payments payable to the Series B Preferred Stock from the Effective Time of the Merger through the first date as of which the Company may redeem the Series B Preferred Stock.

     Section 4.8 Additional Consideration.

          (a) In the event that the Merger Agreement shall have been terminated under circumstances where Riverwood is entitled to receive the Termination Fee (as defined in and in accordance with the Merger Agreement), each Family Stockholder shall pay to Riverwood, on demand, an amount equal to such Family Stockholder’s pro rata share (based on the number of subject shares held by such stockholder on the date hereof, treating the Series B Preferred Stock on an as converted basis) of (i) 75% of the first $20 million of all Profit (as defined in Section 4.8(b)) earned by the Family Stockholders, collectively, and (ii) 50% of the next $40 million of all Profit earned by the Family Stockholders, collectively, in each case from the consummation of any Business Combination (as defined in the Merger Agreement) that is consummated within two years of such termination.

          (b) For purposes of this Section 4.8, the “Profit” of the Family Stockholders, collectively, from any Business Combination shall equal (i) the aggregate consideration received by the Family Stockholders pursuant to such Business Combination, valuing any non-cash consideration (including any residual interest in the Company) at its Fair Market Value on the date of the consummation of the Business Combination plus (ii) the Fair Market Value, determined as of the date of disposition, of all Subject Shares of the Family Stockholders disposed of after the termination of the Merger Agreement and prior to the date of the consummation of the Business Combination minus (iii) the Fair Market Value of all Subject Shares of the Family

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Stockholders, determined as of (x) the day immediately prior to date of the Merger Agreement or (y) the day immediately prior to the date that the Company first receives notice of or otherwise becomes aware of an Acquisition Proposal (as defined in the Merger Agreement), whichever date of determination yields a lower Fair Market Value.

          (c) In the event that (i) prior to the Effective Time, a Superior Proposal shall have been made and (ii) the Effective Time of the Merger shall have occurred and Riverwood for any reason shall have increased the amount of the Merger Consideration (as defined in the Merger Agreement) payable over that set forth in the Merger Agreement in effect on the date hereof, the Family Stockholders hereby agree that they will not be entitled to receive, and shall waive any right to receive, 50% of any such additional Merger Consideration that would otherwise have been received by the Family Stockholders, and that the full amount of any such additional Merger Consideration shall be payable by Riverwood only with respect to shares of the Common Stock held by Persons other than the Family Stockholders.

          (d) For purposes of this Section 4.8, the Fair Market Value of any non-cash consideration consisting of:

(i)	securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or the NASDAQ/NMS for the ten trading days prior to the date of determination; and

(ii)	consideration which is other than cash or securities of the form specified in clause (i) of this Section 4.8(d) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Riverwood, on the one hand, and the Family Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

          (e) Any payment of profit under this Section 4.8 shall (i) if paid in cash, be paid by wire transfer of same day funds to an account designated by Riverwood and (ii) if paid through transfer of freely tradeable securities, be paid through delivery of such securities, suitably endorsed for transfer.

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ARTICLE V

STOCKHOLDER CAPACITY

     Section 5.1 Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Family Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Family Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Family Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

ARTICLE VI

TERMINATION

     Section 6.1 Termination. This Agreement shall terminate upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, except that (i) the provisions of Section 4.8 of this Agreement shall survive any such termination and (ii) a termination of this Agreement shall not relieve any party from liability for any breach hereof.

ARTICLE VII

MISCELLANEOUS

     Section 7.1 Additional Shares. In the event any Family Stockholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the “Additional Securities”), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Family Stockholder agrees not to purchase or in any other manner acquire any Additional Securities, except for (x) the purchase or other acquisition pursuant to Section 4.1 of Common Stock or Series B Preferred Stock that is held by another Family Stockholder as of the date hereof and (y) with respect to any Family Stockholder who is an employee of the Company, pursuant to a Company Benefit Plan (as defined in the Merger Agreement).

     Section 7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to

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its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

     Section 7.3 Jurisdiction. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of Delaware or the United States District Court for the District of Delaware (each, a “Delaware Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Delaware Court, and any claim that any such action or proceeding brought in any Delaware Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Delaware Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Delaware Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

     Section 7.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

     Section 7.5 Specific Performance. Each Family Stockholder acknowledges and agrees that (i) the obligations and agreements of such Family Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Riverwood is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Family Stockholder’s obligations or agreements will cause Riverwood irreparable injury for which adequate remedies are not available at law. Therefore, each Family Stockholder agrees that Riverwood shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Family Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Riverwood may have.

     Section 7.6 Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Riverwood and the Family Representative. No provision of this Agreement

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may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

     Section 7.7 Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a “Family Stockholder”, and (ii) Riverwood may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Riverwood. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     Section 7.8 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     Section 7.9 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic confirmation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

(A)	if to Riverwood to:

Riverwood Holding, Inc. 3350 Riverwood Parkway Suite 1400 Atlanta, GA 30339 Attn: General Counsel Telecopy: (770) 644-2929

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with a copy to:

Debevoise & Plimpton 919 Third Avenue New York, New York 10022 Attn.: Paul S. Bird Telecopy: (212) 909-6836

(B)	if to any Family Stockholder to:

Coors Family Trust Mail Stop VR 900 P.O. Box 4030 Golden, CO 80401 Attn: Jeffrey H. Coors Telecopy: (303) 277-6887

with a copy to:

Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, CO 80202 Attn.: Jennings J. Newcom Telecopy: (303) 892-7400

     Section 7.10 Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 7.11 Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

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     Section 7.12 Integration. This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

     Section 7.13 Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 7.14 Further Assurances. From time to time at the request of Riverwood, and without further consideration, each Family Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

     Section 7.15 Stop Transfer. Each of the Family Stockholders agrees that such Family Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

     Section 7.16 Public Announcements. Each Family Stockholder will consult with Riverwood before issuing, and provide Riverwood with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including, but not limited to, the New York Stock Exchange).

     Section 7.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

RIVERWOOD HOLDING, INC.

By:	Name: Title:

The undersigned each hereby (i) acknowledges and accepts his appointment as a Family Representative pursuant to Section 4.5 and the grant of the proxy referred to in Section 4.6, and (ii) agrees and confirms that he will vote all Subject Shares in accordance with Sections 3.1(a) and (b):

Name: Jeffrey H. Coors

Name: William K. Coors

ADOLPH COORS FOUNDATION, except with respect to Section 4.8 of the Voting Agreement, which shall not be applicable to such foundation

By:	William K. Coors

William K. Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969, Grover C. Coors Trust dated August 7, 1952, Herman F. Coors Trust dated July 5, 1946, May Kistler Coors Trust dated September 24, 1965, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946, Joseph Coors Trust dated December 14, 1988, Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976

Joseph Coors, Jr. as Trustee of May Kistler Coors Trust dated September 24, 1965, Herman F. Coors Trust dated July 5, 1946, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946, Joseph Coors Trust dated December 14, 1988, Grover C. Coors Trust dated September 12, 1969

Jeffrey H. Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969, May Kistler Coors Trust dated September 24, 1965, Grover C. Coors Trust dated August 7, 1952, Herman F. Coors Trust dated July 5, 1946, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946, Joseph Coors Trust dated December 14, 1988, Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976

Peter H. Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969, May Kistler Coors Trust dated September 24, 1965, Grover C. Coors Trust dated August 7, 1952, Herman F. Coors Trust dated July 5, 1946, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946, Joseph Coors Trust dated December 14, 1988, Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976

John K. Coors as Trustee of May Kistler Coors Trust dated September 24, 1965, Grover C. Coors Trust dated August 7, 1952, Herman F. Coors Trust dated July 5, 1946, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946

Darden K. Coors as Trustee of Herman F. Coors Trust dated July 5, 1946

Melissa E. Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969

J. Bradford Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969

John K. Coors, Individually

Joseph Coors, Jr., Individually

William K. Coors, Individually

Jeffrey H. Coors, Individually

Peter H. Coors, Individually

Darden K. Coors, Individually

Schedule A to
Voting Agreement

Ownership of Subject Shares

	Shares of	Shares of
Stockholder	Common Stock	Series B Preferred Stock

Adolph Coors, Jr. Trust dated September 12, 1969	2,800,000	—

August Coors Collbran Trust dated July 5, 1946	1,015,350	—

Bertha Coors Munroe Trust dated July 5, 1946	1,140,490	—

Grover C. Coors Trust dated August 7, 1952	2,727,016	1,000,000[1]

Herman F. Coors Trust dated July 5, 1946	1,435,000	—

Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976	59,356	—

Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976	59,354	—

Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976	59,354	—

Joseph Coors Trust dated December 14, 1988	250,000	—

Louise Coors Porter Trust dated July 5, 1946	920,220	—

[1]	Convertible into 48,484,848 shares of Common Stock.

Sch A - Page 1

	Shares of	Shares of
Stockholder	Common Stock	Series B Preferred Stock

May Kistler Coors Trust dated September 24, 1965	1,726,652	—

Darden K. Coors	4,830[2]	—

Jeffrey H. Coors	288,227[3]	—

John K. Coors	2,375	—

Joseph Coors, Jr.	3,565[4]	—

Peter H. Coors	9,074	—

William K. Coors	153,691[5]	—

Adolph Coors Foundation	857,744	—

[2]	Includes 3,644 shares held in 401(k) Plan. Does not include 11,138 shares held in options.
[3]	Includes 140,590 shares held in 401(k) Plan; 250 shares held in PAYSOP; and 86,885 shares that have been issued and will be fully vested by 12/10/06 over which Mr. Coors has voting rights. Does not include 226,321 unissued shares held in deferred compensation plan; 300,000 unissued shares held in long term incentive plan; 1,603,489 shares held in options; or 30,400 shares held indirectly by partner.
[4]	Includes 194 shares held in PAYSOP.
[5]	Does not include 6,184 shares held in options.

Sch A - Page 2

Exhibit 1(c) to the
Agreement and Plan of Merger

Executives Executing New Employment Agreements

Jeffrey H. Coors
David Scheible
Don Sturdivant
Michael Doss
Dwight Kennedy

Exhibit 1.5 to the
Agreement and Plan of Merger

FORM OF RESTATED CERTIFICATE OF INCORPORATION

OF

[            ]

     I, [     ], being the [     ] of [     ], a Delaware corporation (the “Corporation”), do hereby certify:

     1.     The name of the Corporation is [     ]. The original name of the Corporation was “New River Holding, Inc.”

     2.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 7, 1995, under the name New River Holding, Inc. The Certificate of Incorporation was amended on March 27, 1996 in order to change the name of the corporation to Riverwood Holding, Inc. (as so amended, the “Original Certificate of Incorporation”).

     3.     This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation at a duly convened meeting of the Board of Directors on March 24, 2003 and by a written consent of the stockholders of the Corporation entitled to vote thereon dated March 24, 2003, in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware, as applicable.

     4.     The Original Certificate of Incorporation is hereby further amended and restated so as to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

     The name of the corporation is [     ] (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

     The Corporation’s registered office in the State of Delaware is at 1105 North Market, Suite 1300, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Delaware Corporate Management, Inc.

ARTICLE III

PURPOSE

     The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

     Section 1. Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is 550,000,000 shares, consisting of (a) 500,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (b) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

     Effective upon the filing of this Restated Certificate of Incorporation (the “Effective Time”), and in each case without any further action of the Corporation or any stockholder, (i) each share of Class A Common Stock, par value $0.01 per share, of the Corporation which immediately prior to the Effective Time was outstanding or held as treasury stock shall be reclassified into and become 15.21 shares of Common Stock and (ii) each share of Class B Common Stock, par value $0.01 per share, of the Corporation which immediately prior to the Effective Time was outstanding or held as treasury stock shall be reclassified into and become 15.21 shares of Common Stock (such reclassifications collectively, the “Reclassification”). No fractional shares of Common Stock shall be issued upon the Reclassification. If any fraction of a share of Common Stock would otherwise be issuable upon the Reclassification, the Corporation shall, in lieu of issuing any fractional shares of Common Stock, pay to each stockholder who would otherwise be entitled to receive a fractional share an amount in cash equal to such fraction multiplied by the fair market value per share of the Common Stock, as determined by the Board of Directors of the Corporation, computed to the nearest whole cent.

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     Section 2. Provisions Relating to the Common Stock.

     (a)  Voting. Except as otherwise provided in this Restated Certificate of Incorporation or by applicable law, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

     (b)  Dividends and Distributions. Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor.

     (c)  Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

     Section 3. Provisions Relating to the Preferred Stock.

     (a)  The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of shares of each such series.

     (b)  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)	the designation of the series, which may be by distinguishing number, letter or title;

(ii)	the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or

3

decrease (but not below the number of shares thereof then outstanding);

(iii)	the preferences, if any, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the series;

(iv)	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate, if any, of the series;

(v)	whether dividends, if any, shall be payable in cash, in kind or otherwise;

(vi)	the dates on which dividends, if any, shall be payable;

(vii)	the redemption rights and price or prices, if any, for shares of the series;

(viii)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(ix)	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation;

(x)	whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(xi)	restrictions on the issuance of shares of the same series or of any other class or series;

(xii)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Restated Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as

4

a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation); and

(xiii)	such other rights and provisions with respect to any series that the Board of Directors may provide.

     (c)  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

     (d)  Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation or to a Preferred Stock Certificate of Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Restated Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

     Section 4. Voting in Election of Directors. Except as may be required by law or as provided in this Restated Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

     Section 5. Ownership of Capital Stock. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

BOARD OF DIRECTORS; MANAGEMENT OF THE CORPORATION

     Section 1. Classified Board. The authorized number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors, provided that such number shall not be less than three. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors pursuant to the provisions of a Preferred Stock Certificate of Designation (which directors shall not be classified pursuant to this sentence (unless so provided in the Preferred Stock Certificate of Designation)), the directors of the Corporation shall be classified with respect to the

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time for which they severally hold office into three classes, as nearly equal in number as possible: one class (“Class I”), the initial term of which shall expire at the first annual meeting of stockholders following the Effective Time; a second class (“Class II”), the initial term of which shall expire at the second annual meeting of stockholders following the Effective Time; and a third class (“Class III”), the initial term of which shall expire at the third annual meeting of stockholders following the Effective Time, with each class to hold office until its successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. The holders of a majority of shares then entitled to vote at an election of directors may remove any director or the entire Board of Directors, but only for cause.

     Section 2. Management of Business. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)	Except as may otherwise be provided in a Preferred Stock Certificate of Designation with respect to vacancies or newly created directorships in respect of directors, if any, elected by the holders of one or more series of Preferred Stock, vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from any increase in the authorized number of directors shall only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(b)	Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

(c)	The election of directors may be conducted in any manner approved by the Board of Directors at the time when the election is held and need not be by written ballot.

(d)	The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation. The stockholders of the Corporation may adopt, amend, alter or repeal any provision of the By-Laws but only upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the then outstanding

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stock of the Corporation entitled to vote generally in the election of directors.

(e)	There shall be no limitation on the qualification of any person to be elected as or to be a director of the Corporation or on the ability of any director to vote on any matter brought before the Board of Directors or any committee thereof, except (i) as required by applicable law, (ii) as set forth in this Restated Certificate of Incorporation or (iii) as set forth in any By-Law adopted by the Board of Directors with respect to eligibility for election as a director upon reaching a specified age or, in the case of employee directors, with respect to the qualification for continuing service of directors upon ceasing employment with the Corporation.

ARTICLE VI

LIABILITY OF DIRECTORS

     Section 1. General. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

     Section 2. Indemnification. The Corporation shall indemnify and advance expenses to the directors of the Corporation to the fullest extent permitted by the applicable provisions of the DGCL, as now or hereafter in effect, provided that, except as otherwise provided in Section 6.05 of the By-Laws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors. The rights provided by this Article VI, Section 2 shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation, or otherwise.

     Section 3. Repeal or Modification. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification. If the DGCL is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal

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liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VII

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied. A special meeting of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors, and any right of the stockholders of the Corporation to call a special meeting of the stockholders is specifically denied.

ARTICLE VIII

AMENDMENT

     The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors (in the present form of this Restated Certificate of Incorporation or as hereinafter amended) are granted subject to this reservation; provided, however, that Articles V, VI, VII or VIII of this Restated Certificate of Incorporation shall not be amended, altered or repealed without the affirmative vote of the holders of at least three-fourths (3/4) of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of directors.

[Remainder of this page intentionally left blank]

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     IN WITNESS WHEREOF, said Corporation has duly caused this Restated Certificate of Incorporation to be signed by [     ], its [     ], this [     ] day of [     ], 2003.

By:	Name: Title:

Exhibit 1.6 to the
Agreement and Plan of Merger

FORM OF

BY-LAWS

OF

[_________________]

As Amended and Restated on _________ __, 2003

[_________________]

BY-LAWS

FORM OF

[_________________]

BY-LAWS

As amended and restated effective as of ______ __, 2003

ARTICLE I

STOCKHOLDERS

     Section 1.01. Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, or, within the sole discretion of the Board of Directors, by means of remote communication, and at such date and at such time, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

     Section 1.02. Special Meetings. A special meeting of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors. Such special meetings of the stockholders shall be held at such place, within or without the State of Delaware, or, within the sole discretion of the Board of Directors, by means of remote communication, as shall be specified in the respective notices or waivers of notice thereof. Any right of the stockholders of the Corporation to call a special meeting of the stockholders is specifically denied.

     Section 1.03. Notice of Meetings; Waiver.

     (a)  The Secretary of the Corporation or any Assistant Secretary shall cause notice of the place, if any, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, to be given personally or by mail or by electronic transmission, not fewer than ten (10) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given personally to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if a stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address. Such further notice shall be given as may be required by law.

     (b)  A waiver of any notice of any annual or special meeting signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in a waiver of notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     Section 1.04. Quorum. Except as otherwise required by law or by the Restated Certificate of Incorporation, the presence in person or by proxy of the holders of record of one-third (1/3) of the voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

     Section 1.05. Voting. At all meetings of stockholders for the election of directors, directors shall be elected by a plurality of the votes cast. All other elections and questions shall, unless otherwise provided by the Restated Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the Corporation, applicable law or any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon.

     Section 1.06. Voting by Ballot. No vote of the stockholders on an election of directors need be taken by written ballot or by electronic transmission unless otherwise required by law. Any vote not required to be taken by ballot or by electronic transmission may be conducted in any manner approved by the Board of Directors.

     Section 1.07. Adjournment. Any meeting of stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, time or date, by the chairman of the meeting or by the stockholders present in person or by proxy. If a quorum is not present at any meeting of the stockholders, the chairman of the meeting or stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, if any, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these By-Laws, a notice of the adjourned meeting, conforming to the

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requirements of Section 1.03 hereof, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

     Section 1.08. Proxies. Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting and express such consent or dissent for him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where the proxy states that it is irrevocable and the proxy is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Corporation either an instrument revoking the proxy or another duly executed proxy bearing a later date. Proxies by telegram, cablegram or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     Section 1.09. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those

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present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding officer should so determine, such person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

     Section 1.10. Notice of Stockholder Business and Nominations.

     (a)  Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of the meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or the Chairman of the Board, or (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (ii) and (iii) of this paragraph and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder, pursuant to clause (C) of paragraph (a)(i) of this Section 1.10, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not fewer than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which anniversary date, in the case of the first annual meeting of stockholders following the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 25, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation (the “Merger”), shall be deemed to be May 15, 2003) and in any event at least forty-five (45) days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders (which anniversary date of such mailing, as

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it relates to the first annual meeting of stockholders following the closing of the Merger, shall be deemed to be April 15, 2003); provided that if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than seventy (70) days from such anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-11 thereunder, or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (including the text of any resolution proposed for consideration), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish

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such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting (which anniversary date, in the case of the first annual meeting of stockholders following the closing of the Merger, shall be deemed to be May 15, 2003), a stockholder’s notice under this paragraph shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

     (b)  Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation’s notice of meeting pursuant to Section 1.03 of these By-Laws shall be conducted at such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.10 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such special meeting of stockholders if the stockholder’s notice as required by paragraph (a)(ii) of this Section 1.10 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the adjournment of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

     (c)  General.

(i) Only persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible to be elected as directors and only such

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business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. Except as otherwise provided by law, the Restated Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 1.10 and, if any proposed nomination or business is not made or proposed in compliance with this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(ii)(C)(4) of this Section 1.10), to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provision of this Section 1.10, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such proposed nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) For purposes of this Section 1.10, the term “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(iii) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10. Nothing in this Section 1.10 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (B) of the holders of any series of Preferred Stock, if any, to elect directors if so provided under any applicable Preferred Stock Certificate of Designation (as defined in the Restated Certificate of Incorporation).

     Section 1.11. Inspectors of Elections. Preceding any meeting of the stockholders, the Board of Directors shall appoint one (1) or more persons to act as Inspectors of Elections, and may designate one (1) or more alternate inspectors. In the event no inspector or alternate is able to act, the person presiding at the meeting shall appoint one (1) or more inspectors to act at the meeting. No person who is a candidate for an office at an election may serve as an inspector at such election. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to

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execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall:

     (a)  ascertain the number of shares outstanding and the voting power of each;

     (b)  determine the shares represented at a meeting and the validity of proxies and ballots;

     (c)  specify the information relied upon to determine the validity of electronic transmissions in accordance with Section 1.08 hereof;

     (d)  count all votes and ballots;

     (e)  determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

     (f)  certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots;

     (g)  appoint or retain other persons or entities to assist in the performance of the duties of inspector; and

     (h)  when determining the shares represented and the validity of proxies and ballots, be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 1.08 of these By-Laws, ballots and the regular books and records of the Corporation. The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspector considers other reliable information as outlined in this section, the inspector, at the time of his or her certification pursuant to paragraph (f) of this section, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for the inspector’s belief that such information is accurate and reliable.

     Section 1.12. Opening and Closing of Polls. The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be announced at the meeting. The inspector shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

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     Section 1.13. No Stockholder Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

ARTICLE II

BOARD OF DIRECTORS

     Section 2.01. General Powers. Except as may otherwise be provided by law, the Restated Certificate of Incorporation or these By-Laws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

     Section 2.02. Number of Directors. The authorized number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors, provided that such number shall not be less than three (3).

     Section 2.03. Classified Board of Directors; Election of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors pursuant to the provisions of a Preferred Stock Certificate of Designation (which directors shall not be classified pursuant to this sentence (unless so provided in the Preferred Stock Certificate of Designation)), the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible: one class (“Class I”), the initial term of which shall expire at the first annual meeting of stockholders following the time of effectiveness of the Restated Certificate of Incorporation (the “Effective Time”); a second class (“Class II”), the initial term of which shall expire at the second annual meeting of stockholders following the Effective Time; and a third class (“Class III”), the initial term of which shall expire at the third annual meeting of stockholders following the Effective Time, with each class to hold office until its successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. The holders of a majority of shares then entitled to vote at an election of directors may remove any director or the entire Board of Directors, but only for cause.

     Section 2.04. Executive Chairman of the Board. The directors shall elect from among the members of the Board of Directors a Chairman of the Board (the “Executive Chairman”). The Executive Chairman shall be deemed an officer of the Corporation and shall have such duties and powers as set forth in these By-Laws or as shall otherwise be conferred upon the Executive Chairman from time to time by the Board of Directors.

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The Executive Chairman shall, if present, preside over all meetings of the stockholders of the Corporation and of the Board of Directors. The Board of Directors shall by resolution establish a procedure to provide for an acting Executive Chairman in the event the current Executive Chairman is unable to serve or act in that capacity.

     Section 2.05. Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as reasonably practicable following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given; provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, to each director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally. Notice of such action need not be given to any director who submits a waiver of notice, whether before or after such meeting.

     Section 2.06. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Executive Chairman or the President and Chief Executive Officer, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors also may be held whenever called pursuant to a resolution approved by a majority of the entire Board of Directors. Special meetings of the Board of Directors may be called on twenty-four (24) hours’ notice, if notice is given to each Director personally or by telephone, including a voice messaging system, or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, or on five (5) days’ notice, if notice is mailed to each director, addressed to him or her at his or her usual place of business or to such other address as any director may request by notice to the Secretary. Notice of any special meeting need not be given to any director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

     Section 2.07. Quorum; Voting. At all meetings of the Board of Directors, the presence of at least a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise required by the Restated

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Certificate of Incorporation, these By-Laws or by law, the vote of at least a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

     Section 2.08. Adjournment. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these By-Laws shall be given to each director.

     Section 2.09. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and such writing, writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

     Section 2.10. Regulations; Manner of Acting. To the extent consistent with applicable law, the Restated Certificate of Incorporation and these By-Laws, the Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The directors shall act only as a Board of Directors or a duly appointed committee thereof and the individual directors shall have no power in their individual capacities.

     Section 2.11. Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 2.12. Resignations. Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such director, to the Executive Chairman or the Secretary of the Corporation. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Section 2.13. Compensation. The amount, if any, which each director shall be entitled to receive as compensation for such director’s services as such shall be fixed from time to time by resolution of the Board of Directors, provided that no director who is an officer or employee of the Corporation, shall be entitled to receive any compensation for his or her services as a director (although such director shall be entitled

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to be reimbursed for any reasonable out-of-pocket expenses incurred in connection with his or her services as a director).

ARTICLE III

COMMITTEES OF THE BOARD OF DIRECTORS

     Section 3.01. Committees. The Board of Directors, by resolution adopted by the affirmative vote of a majority of directors then in office, (a) shall designate an Audit Committee, a Compensation and Benefits Committee and a Nominating and Corporate Governance Committee and (b) may establish one (1) or more other committees of the Board of Directors; each committee to consist of such number of Directors as from time to time may be fixed by resolution of the Board of Directors. Any such committee shall serve at the pleasure of the Board of Directors. Each such committee shall have the powers and duties delegated to it by the Board of Directors, subject to the limitations set forth in the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may elect one (1) or more of its members as alternate members of any such committee who may take the place of any absent or disqualified member or members at any meeting of such committee, upon request of the Executive Chairman or the Chairman of such committee. No member of the Audit Committee, the Compensation and Benefits Committee or the Nominating and Corporate Governance Committee shall be an employee of the Corporation. The Board of Directors shall not form an Executive Committee.

     Section 3.02. Powers. Each committee, except as otherwise provided in this section, shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. No committee shall have the power or authority:

(a) to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval; or

(b) to adopt, amend or repeal the By-Laws of the Corporation.

     Section 3.03. Proceedings. Each such committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each such committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.

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     Section 3.04. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such committee, at all meetings of any committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any such committee may be taken without a meeting, if all members of such committee shall consent to such action in writing or by electronic transmission and such writing, writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the committee. Such filing shall be in paper form if the minutes are in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any such committee shall act only as a committee, and the individual members of such committee shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

     Section 3.05. Action by Telephonic Communications. Unless otherwise provided by the Board of Directors, members of any committee may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 3.06. Resignations. Any member (and any alternate member) of any committee may resign at any time by delivering a notice of resignation by such member to the Board of Directors or the Executive Chairman. Unless otherwise specified therein, such resignation shall take effect upon delivery.

     Section 3.07. Removal. Any member (and any alternate member) of any committee may be removed at any time, either for or without cause, by resolution adopted by a majority of the entire Board of Directors.

     Section 3.08. Vacancies. If any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

     Section 4.01. Number. The officers of the Corporation shall be elected by the Board of Directors and shall include a President and Chief Executive Officer, a Chief

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Financial Officer, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors also may elect one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may determine and appoint such other officers as the Board of Directors deems desirable. Any number of offices may be held by the same person. No officer need be a director of the Corporation.

     Section 4.02. Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. In the event of a vacancy in the office of Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, the President and Chief Executive Officer may appoint a replacement to serve until the next meeting of the Board of Directors where a successor is elected and qualified.

     Section 4.03. The President and Chief Executive Officer. The President and Chief Executive Officer shall, subject to the direction of, and subject to general or specific resolutions approved by, the Board of Directors, (a) have general control and supervision of the policies and operations of the Corporation, see that all orders and resolutions of the Board of Directors are carried into effect, and report to the Board of Directors, (b) manage and administer the Corporation’s business and affairs and perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation, (c) have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Corporation, and together with the Secretary or an Assistant Secretary, conveyances of real estate and other documents and instruments to which the seal of the Corporation is affixed, (d) have the authority to cause the employment or appointment of such employees and agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the President and Chief Executive Officer, and (e) have such other powers as are contemplated by the other provisions of these By-Laws. The President and Chief Executive Officer shall perform such other duties and have such other powers as the Board of Directors or the Executive Chairman may from time to time prescribe.

     Section 4.04. The Vice Presidents. Each Vice President shall perform such duties and exercise such powers as may be assigned to him from time to time by the President and Chief Executive Officer.

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     Section 4.05. The Secretary. The Secretary shall have the following powers and duties:

     (a)  He or she shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors in books provided for that purpose.

     (b)  He or she shall cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law.

     (c)  Whenever any Committee shall be appointed pursuant to a resolution of the Board of Directors, he or she shall furnish a copy of such resolution to the members of such Committee.

     (d)  He or she shall be the custodian of the records and of the seal of the Corporation and cause such seal (or facsimile thereof) to be affixed, if required, to all certificates representing shares of the Corporation prior to the issuance thereof and to all instruments the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these By–Laws, and when so affixed he may attest the same.

     (e)  He or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Restated Certificate of Incorporation or these By-Laws.

     (f)  He or she shall have charge of the stock books and ledgers of the Corporation.

     (g)  He or she shall sign (unless the Treasurer, an Assistant Treasurer or Assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

     (h)  He or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors or the President and Chief Executive Officer.

     Section 4.06. The Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Corporation and shall have the following powers and duties:

     (a) He or she shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation.

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     (b)  He or she shall render to the Board of Directors or the Audit Committee, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

     (c)  He or she shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation.

     (d)  He or she shall perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors or the Executive Chairman.

     (e)  The Chief Financial Officer shall report to the President and Chief Executive Officer.

     Section 4.07. The Treasurer. The Treasurer shall be the treasurer of the Corporation and shall have the following powers and duties:

     (a)  He or she shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be selected in accordance with Section 8.05 of these By-Laws.

     (b)  He or she shall cause the moneys of the Corporation to be disbursed by check or drafts (signed as provided in Section 8.06 of these By-Laws) upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

     (c)  He or she may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing stock of the Corporation the issuance of which shall have been authorized by the Board of Directors.

     (d)  He or she shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors or the Chief Financial Officer, to whom he shall report.

     Section 4.08. Other Officers Elected by Board of Directors. At any meeting of the Board of Directors, the Board of Directors may elect such other officers of the Corporation as the Board of Directors may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be assigned to such officers by or pursuant to authorization of the

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Board of Directors or by the President and Chief Executive Officer. The Board of Directors from time to time may delegate to any officer the power to appoint subordinate officers and to prescribe their respective rights, terms of office, authorities and duties. Any such officer may remove any such subordinate officer appointed by him or her, for or without cause.

     Section 4.09. Salaries. The salaries of all officers and agents of the Corporation shall be fixed by or pursuant to authorization of the Board of Directors.

     Section 4.10. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the President and Chief Executive Officer. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by or pursuant to authorization of the Board of Directors.

     Section 4.11. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-Laws or as may be determined from time to time by the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

ARTICLE V

CAPITAL STOCK

     Section 5.01. Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation, by the Executive Chairman or the President and Chief Executive Officer, and by the Treasurer or an Assistant Treasurer, or the Secretary of the Corporation or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Restated Certificate of Incorporation and these By-Laws.

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     Section 5.02. Signatures; Facsimile. All signatures on the certificate referred to in Section 5.01 of these By-Laws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

     Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Corporation of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

     Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall, subject to any applicable restrictions on transfer conspicuously noted thereon, issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the DGCL. Subject to the provisions of the Restated Certificate of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

     Section 5.05. Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or

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exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     Section 5.06. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

     Section 5.07. Transfer Agent and Registrar. The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

     Section 6.01. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director, officer or employee of the Corporation, or while a director, officer or employee of the Corporation is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such a Proceeding by reason of the fact that he or she is or was or has agreed to become an agent of the Corporation, or while an agent of the Corporation is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees),

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judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided that in the case of a Proceeding by or in the right of the Corporation to procure a judgment in its favor, (a) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such Proceeding, and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of these By-Laws, the Corporation shall not be obligated to indemnify a director, officer or employee of the Corporation in respect of a Proceeding (or part thereof) instituted by such person, unless such Proceeding (or part thereof) has been authorized by the Board of Directors.

     The termination of any Proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 6.02. Successful Defense. To the extent that a present or former director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 6.01 hereof or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

     Section 6.03. Determination that Indemnification is Proper. Any indemnification of a present or former director, officer or employee of the Corporation under Section 6.01 hereof (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the present or former director, officer or employee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 hereof. Any indemnification of a present or former agent of the Corporation under Section 6.01 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the present or former agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 hereof. Any such determination shall be made, with respect to a person who

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is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

     Section 6.04. Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The Board of Directors may authorize the Corporation’s counsel to represent such director, officer, employee or agent in any Proceeding, whether or not the Corporation is a party to such Proceeding.

     Section 6.05. Procedure for Indemnification. Any indemnification of a director, officer or employee under Sections 6.01 and 6.02, or advance of costs, charges and expenses to a director or officer under Section 6.04 of these By-Laws, shall be made promptly, and in any event within thirty (30) days, upon the written request of such person. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article VI shall be enforceable by the director, officer or employee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation. It shall be a defense to any such Proceeding (other than an action brought to enforce a claim for the advancement of costs, charges and expenses under Section 6.04 of these By-Laws where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these By-Laws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its disinterested directors, its independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws, nor the fact that there has been an actual determination by the Corporation (including its disinterested directors, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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     Section 6.06. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer and employee who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director, officer or employee.

     The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 6.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

     Section 6.08. Severability. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer or employee and may indemnify each agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to a Proceeding, whether civil, criminal, administrative or investigative, including a Proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

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ARTICLE VII

OFFICES

     Section 7.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at Delaware Corporate Management, Inc., 1105 North Market Street, Suite 1300, in the City of Wilmington, County of New Castle.

     Section 7.02. Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE VIII

GENERAL PROVISIONS

     Section 8.01. Dividends. Subject to any applicable provisions of law and the Restated Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property, or shares of the Corporation’s capital stock.

     A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters such director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

     Section 8.02. Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

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     Section 8.03. Execution of Instruments. The Board of Directors may authorize, or provide for the authorization of, officers, employees or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

     Section 8.04. Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors. Such authorization may be general or confined to specific instances. Loans so authorized may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors shall authorize. When so authorized by the Board of Directors, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

     Section 8.05. Deposits. Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by (a) the Board of Directors or the President and Chief Executive Officer or (b) such officers or agents as may be authorized to make such determination by the Board of Directors or the President and Chief Executive Officer.

     Section 8.06. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board of Directors or the President and Chief Executive Officer from time to time may determine.

     Section 8.07. Sale, Transfer, etc. of Securities. To the extent authorized by the Board of Directors, the President and Chief Executive Officer, any Vice President, the Secretary of the Corporation, the Chief Financial Officer or the Treasurer or any other officers designated by the Board of Directors may sell, transfer, endorse, and assign any shares of stock, bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

     Section 8.08. Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the President and Chief Executive Officer or any Vice

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President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

     Section 8.09. Fiscal Year. The fiscal year of the Corporation shall commence on the first day of January of each year (except for the Corporation’s first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on December 31.

     Section 8.10. Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware.” The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

     Section 8.11. Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors.

ARTICLE IX

AMENDMENT OF BY-LAWS

     Section 9.01. Amendment. These By-Laws may be amended, altered or repealed:

(a) by resolution adopted by a majority of the entire Board of Directors at any special or regular meeting of the Board of Directors; or

(b) at any regular or special meeting of the stockholders upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

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ARTICLE X

CONSTRUCTION

     Section 10.01. Construction. In the event of any conflict between the provisions of these By-Laws as in effect from time to time and the provisions of the Restated Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Restated Certificate of Incorporation shall be controlling.

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Exhibit 1.7(a) to the
Agreement and Plan of Merger

Directors of Riverwood

S. Humphrey
J. Coors
[CD&R Designee]
G. Andrea Botta
H. Logan
J. Miller
M. Walker
Two other directors to be designated prior to the Effective Time

Exhibit 1.7(b) to the
Agreement and Plan of Merger

Officers of Riverwood

Jeffrey H. Coors*

S. Humphrey
D. Scheible

Positions of Chief Financial Officer and General Counsel will be filled by mutual agreement of Riverwood and the Company prior to the Effective Time.

*	Executive Chairman of the Board

Exhibit 5.11 to the
Agreement and Plan of Merger

FORM OF AFFILIATE AGREEMENT FOR AFFILIATES OF
GRAPHIC PACKAGING INTERNATIONAL CORPORATION

Riverwood Holding, Inc.
3350 Riverwood Parkway
Suite 1400
Atlanta, GA 30339

Ladies and Gentlemen:

     The undersigned is a holder of shares of common stock, par value $0.01 per share, of Graphic Packaging International Corporation, a Colorado corporation (“Graphic Packaging”), and is entitled to receive in connection with the Agreement and Plan of Merger, dated as of March 25, 2003 (the “Merger Agreement”), among Riverwood Holding, Inc., a Delaware corporation (“Riverwood”), Riverwood Acquisition Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Riverwood (“Merger Sub”), and Graphic Packaging, and the transactions contemplated thereby (the “Merger Transactions”), common stock, par value $0.01 per share, of Riverwood (“Riverwood Common Stock”).

     The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an “affiliate” of Graphic Packaging, as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

     1.     The undersigned hereby represents, warrants and covenants to Riverwood that in the event the undersigned receives any Riverwood Common Stock as a result of the Merger Transactions:

a. The undersigned shall not make any offer, sale, pledge, transfer or other disposition of shares of Riverwood Common Stock in violation of the Act or the Rules and Regulations.

b. The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Riverwood Common Stock, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for Graphic Packaging.

c. The undersigned has been advised that the issuance of Riverwood Common Stock to the undersigned pursuant to the Merger Transactions has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because at the time the Merger Transactions are submitted for a vote of the stockholders of Graphic

Packaging, (i) the undersigned may be deemed to be an affiliate of Graphic Packaging and (ii) the distribution by the undersigned of Riverwood Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the shares of Riverwood Common Stock issued to the undersigned in the Merger Transactions unless (A) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (B) such sale, transfer or other disposition has been registered under the Act or (C) in the opinion of counsel reasonably acceptable to Riverwood, or pursuant to a “no action” letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d. The undersigned understands that Riverwood is under no obligation to register the sale, transfer or other disposition of Riverwood Common Stock by the undersigned or on the undersigned’s behalf under the Act except, if the undersigned is a party thereto, as provided in the Amended and Restated Registration Rights Agreement dated as of March 25, 2003 or, except as provided in paragraph 2(a) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

e. The undersigned also understands that stop transfer instructions will be given to Riverwood’s transfer agent with respect to Riverwood Common Stock issued to the undersigned in the Merger Transactions, and there will be placed on the respective certificates for such Riverwood Common Stock a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT 1933, AS AMENDED (THE “ACT”), APPLIES, AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE WITH THE LIMITATIONS OF SUCH RULE 145, OR UPON RECEIPT BY RIVERWOOD HOLDING, INC. OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE, OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT.”

f. The undersigned also understands that unless a sale or transfer is made in conformity with the provisions of any of paragraphs 1(c)(ii)(A) or (B) hereof, Riverwood reserves the right to put the following legends, as applicable, on the certificates issued to the undersigned’s transferee with respect to Riverwood Common Stock:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE

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SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

g. Execution of this letter shall not be considered an admission on the undersigned’s part that the undersigned is an “affiliate” of Graphic Packaging as described in the first paragraph of this letter, nor as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate.

     2.     By Riverwood’s acceptance of this letter Riverwood hereby agrees with the undersigned as follows:

a. For so long as and to the extent necessary to permit the undersigned to sell the shares of Riverwood Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Riverwood shall use its reasonable efforts to promptly furnish to the undersigned upon request a written statement as to whether Riverwood has filed, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the 12 months preceding any proposed sale of the shares of Riverwood Common Stock by the undersigned under Rule 145.

b. It is understood and agreed that certificates with the legends set forth in paragraphs 1(e) and (f) above will, after surrender of such certificates, be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Riverwood Common Stock, received in the Merger Transactions and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Riverwood Common Stock, received in the Merger Transactions and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Riverwood has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Riverwood, or a “no-action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned; provided that, if the undersigned is a party to the Stockholders Agreement, dated as of March 25, 2003 (the “Stockholders Agreement”), legends will continue to be placed on such certificates in accordance with the terms of the Stockholders Agreement.

3. This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its principles or rules of conflicts of laws to the extent such principles or rules would require the application of the law of another jurisdiction.

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Very truly yours,

Name:

Agreed and Accepted this      day
of      , 2003, by

RIVERWOOD HOLDING INC.

By:	Name:
Title:

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